Exhibit 10.7

CONFORMED
THROUGH FOURTH AMENDMENT TO FOURTH AMENDED AND RESTATED INVENTORY FINANCING AGREEMENT DATED AS OF APRIL 5, 2019

Disclaimer: This Conformed Execution Copy was prepared only for the convenience of the parties and is not itself a legally binding agreement.  In the event of any inconsistencies between (a) the executed Credit Agreement and the subsequently executed amendments thereto, and (b) this Conformed Execution Copy, the executed Credit Agreement and amendments shall control.

FOURTH AMENDED AND RESTATED INVENTORY FINANCING AGREEMENT

[CDF]

This Fourth Amended and Restated Inventory Financing Agreement (as from time to time amended and together with any Transaction Statements, as hereinafter defined, this “Agreement”), dated as of June 14, 2018, is among the persons listed in the section of this Agreement entitled “List of Dealers” (each, individually, a “Dealer” and collectively, the “Dealers”), Wells Fargo Commercial Distribution Finance, LLC (in its individual capacity, “CDF”) as Agent (CDF, in such capacity as agent, is herein referred to as “Agent”) for the several financial institutions that may from time to time become party to this Agreement (collectively, the “Lenders” and individually each a “Lender”) and for itself as a Lender, and such Lenders.

RECITALS

(a)          Certain of Dealers and CDF entered into that certain Third Amended and Restated Inventory Financing Agreement, dated as of August 2, 2017, as modified and amended from time to time, along with all addendums thereto, all Transaction Statements, as defined therein, and all program letters, and all other documents, instruments and agreements of every type or nature issued under, in connection with, or pursuant to such Third Amended and Restated Inventory Financing Agreement (collectively the “Existing IFA”).

(b)          Dealers and CDF desire to enter into this Agreement to amend and restate the Existing IFA and to set forth the terms and conditions of CDF’s financing of certain inventory.

NOW, THEREFORE, the parties agree to amend and restate the Existing IFA as follows:

1.	Definitions.

“AAA” shall have the meaning set forth in Section 27(b) hereof.

“Advance Date” shall have the meaning set forth in Section 2(b) hereof.

“Affiliate” means any Person that: (a) directly or indirectly controls, is controlled by or is under common control any other Person, (b) directly or indirectly owns 5% or more of any other Person, (c) is a director, partner, manager, or officer of any other Person or an affiliate of any other Person, or (d) any natural person related to any such Person or an affiliate of such Person.

“Agent Companies” shall have the meaning set forth in Section 27(a) hereof

“Agent Report” shall have the meaning assigned to it in Section 21(e)(iii).

“Aggregate Allocations” means the aggregate amount of all Lenders’ Allocations from time to time.

“Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of all unpaid obligations owing by such Lender to Agent and other Lenders under the Loan Documents, including such Lender’s Ratable Share of Loans.

“Allocation” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 1, under the heading “Allocation”, as such amount by be reduced or increased from time to time in accordance with this Agreement.

“Approval” means Agent’s indication to a Vendor that the Lenders will provide financing to Dealers with respect to a particular Invoice or Invoices

“Approval Date” shall have the meaning set forth in Section 2(b) hereof.

“Assignment” means an assignment agreement entered into by a Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 20 (with the consent of any party whose consent is required by Section 20), accepted by Agent.

“Automatic Default” shall have the meaning set forth in Section 13 hereof.

“BAO” means Bosun’s Assets & Operations, LLC, a Delaware limited liability company.

“BAO Operating Agreement” means that certain First Amended and Restated Limited Liability Company Agreement of BAO dated effective as of June 1, 2018, as it exists on the date hereof.

“Beekman” means OWM BIP Investor, LLC and its successors and assigns.

“BMI” means Bosun’s Marine, Inc., a Massachusetts corporation.

“BMI Stock” means the 25% of the Capital Securities of BAO owned by BMI as of the date hereof, as such percentage interest may be reduced in accordance with the BAO Operating Agreement.

“BMI Subordination Agreement” means that certain Subordination Agreement between Agent, Subordinated Creditors (as defined therein) and acknowledged and accepted by BAO and Parent, dated as of the date hereof (as it may be amended, restated, supplemented or otherwise modified from time to time).

“Business Day” shall have the meaning set forth in Section 10(a) hereof.

“Capital Expenditures” means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of Holdings including expenditures in respect of capital leases and capitalized software, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person (a) as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person or (b) as lessee which is a transaction of a type commonly known as a “synthetic lease” (i.e., a transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended as payments of principal and interest on a loan for Federal income tax purposes).

“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date of this Agreement, including common shares, preferred shares, membership interests in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

“Change in Control” means shall mean each occurrence of any of the following:

(a)          One Water Ventures, LLC and LMI Holding, LLC, collectively, shall cease beneficially and of record to own and control, directly or indirectly, at least 51% of the aggregate outstanding voting or economic power of the Holdings’ Capital Securities after giving effect to any dilution in connection with an exercise of the Purchase Warrant;

(b)          during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Managers of Holdings (or its direct or indirect ultimate parent holding company) (together with any new Managers whose election by such Board of Managers or whose nomination for election by the holders of the Capital Securities interests of Holdings (or its direct or indirect ultimate parent holding company) was approved by a vote of at least a majority of the Board of Managers of Holdings (or its direct or indirect ultimate parent holding company) then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Managers of Holdings (or its direct or indirect ultimate parent holding company);

(c)          Holdings shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act of 1934, as amended) of:  (i) 100% of the aggregate voting or economic power of the Capital Securities of each Dealer, other than SSAO, and each of such Dealer’s Subsidiaries; or (ii) 75% on a fully diluted basis of the economic interest or 100% on a fully diluted basis of the voting interest of the Capital Securities of SSAO and each of its Subsidiaries, provided that foregoing clauses (i) and (ii) are subject to the rights of GS and Beekman with respect to the Preferred Stock;

(d)          Philip A. Singleton shall cease to be involved in the day to day operations and management of the business of the Dealers, and successors reasonably acceptable to Agent are not appointed on terms reasonably acceptable to Agent within 60 days of such cessation of involvement;

(e)          Thomas Mack shall cease to beneficially own and control all of the Mack Stock, unless acquired by Parent; or

(f)          BMI shall cease to beneficially own and control all of the BMI Stock, unless acquired by Parent.

“Charges” shall have the meaning set forth in Section 11(a) hereof.

“Collateral” shall have the meaning set forth in Section 5(c) hereof.

“Collections” mean all monies that Agent receives from a Dealer or other sources (other than Lenders) on account of the Obligations.

“Computation Period” means any Quarterly Computation Period or Monthly Computation Period, as applicable.

“Consolidated Net Income” means, with respect to the Dealers for any period, the consolidated net income (or loss) of Holdings for such period, excluding (i) any gains or losses from dispositions of assets, (ii) any extraordinary gains or losses, (iii) any gains or losses from discontinued operations, (iv) the income of any Person (other than a direct or indirect Subsidiary of Holdings) in which Holdings or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by Holdings or such Subsidiary in the form of dividends or similar distributions, (v) the undistributed earnings of any direct or indirect Subsidiary of Holdings to the extent that the declaration of payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, governing document or law applicable to such Subsidiary, and (vi) the income or loss of any direct or indirect Subsidiary of Holdings which is not a Dealer or Guarantor.

“Credit Facility Agent” means GSSLG in its capacity as “Administrative Agent” and “Collateral Agent” under the Credit Facility Agreement, together with its successors and assigns in such capacity.

“Credit Facility Agreement” means that certain Credit and Guaranty Agreement dated as of October 28, 2016, between Credit Facility Agent, Holdings, Dealers, and the lenders party thereto, as amended, restated, supplemented, or otherwise modified from time to time in accordance with the Intercreditor Agreement.

“Credit Facility Collateral” shall have the meaning set forth in Section 5(d) hereof.

“Daily Interest” means, with respect to a Lender, for each calendar day of each calendar month, the product of: (A) the outstanding principal amount of Outstandings that are actually funded by Lender pursuant to this Agreement, multiplied by (B) the applicable interest rate set forth in Section 2(a)(iii) of this Agreement.

“Daily Rate” shall have the meaning set forth in Section 11(a) hereof.

“Dealer Affiliate” means any Affiliate of a Dealer.

“Dealer Representative” shall have the meaning set forth in Section 28(b) hereof.

“Default” shall have the meaning set forth in Section 13 hereof.

“Default Rate” shall have the meaning set forth in Section 11(a) hereof.

“Disputes” shall have the meaning set forth in Section 27(a) hereof.

“EBITDA” means, for any period, Consolidated Net Income for such period plus:

(a)          to the extent added or deducted in determining such Consolidated Net Income, Interest Expense, Income Tax Expense, depreciation and amortization, in each case for such period less any non-recurring income or expenses, including, without limitation, any non-cash income or expenses related to the valuation of the Purchase Warrants, and

(b)	(i)	for the Quarterly Computation Period ending December 31, 2018, an amount equal to $2,732,000;

(ii)	for the Quarterly Computation Period ending on March 31, 2019, an amount equal to $4,227,000;

(iii)          for the Quarterly Computation Period ending on June 30, 2019, an amount equal to $1,567,000; and

(iv)          for the Quarterly Computation Period ending on September 30, 2019, an amount equal to $803,000;

(v)           for the Quarterly Computation Period ending on December 31, 2019, an amount equal to $229,000; and

(vi)          for all Quarterly Computation Periods thereafter, an amount equal to $0.

(c)  For all purposes, EBITDA attributable to (i) SSAO shall be reduced by a percentage equal to the percentage interest the Mack Stock represents in SSAO, and (ii) BAO shall be reduced by a percentage equal to the percentage interest the BMI Stock represents in BAO.

“Eligible Collateral” shall have the meaning set forth in Section 3(a) hereof.

“FAA” shall have the meaning set forth in Section 27(a) hereof.

“Fees and Terms” shall have the meaning set forth in Section 12(b) hereof.

“Fixed Charge Coverage Ratio” means, for any Computation Period, the ratio of (a) the total for such period of EBITDA minus the sum of (i) Income Tax Expense and distributions made to allow holders of equity (including holders of any warrants) to pay income taxes based on the earnings of the Person making such distributions plus (ii) all unfinanced Capital Expenditures to (b) the sum for such period of (i) cash Interest Expense plus, (ii) required payments of principal with respect to Indebtedness consisting of borrowed money or pursuant to a writing evidencing a monetary obligation, plus (iii) preferred dividends paid in cash, plus (iv) management fees paid in cash, plus (v) payments made in respect of any subordinated debt not otherwise included in (b)(i), (b)(ii), b(iii), or b(iv) above but specifically excluding payments made in connection with any redemption of the Preferred Stock.

“Free Floor Period” shall have the meaning set forth in Section 11(a) hereof.

“Funded Debt to EBITDA Ratio” means, for any Computation Period, a ratio of:

(a) the total for such period of

(i) Total Funded Debt as of the last day of such Computation Period, minus

(ii) the lesser of (1) Subordinated Acquisition Indebtedness existing as of the last day of such Computation Period, or (2) $9,000,000.00, to

(b) EBITDA for such Computation Period.

“GAAP” means generally accepted accounting principles.

“GS” means Goldman Sachs & Co. LLC and its successors and assigns.

“GSSLG” means Goldman Sachs Specialty Lending Group, L.P., a Delaware limited partnership.

“Guarantor” shall have the meaning set forth in Section 13 hereof.

“Holdings” means One Water Marine Holdings, LLC, a Delaware limited liability company.

“Holdings Company Agreement” means that certain Second Amended & Restated Limited Liability Company Agreement of Holdings dated as of October 28, 2016.

“Income Tax Expense” means income taxes paid or payable in cash by Holdings and any of its Subsidiaries.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all indebtedness evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person as lessee under capital leases which have been or should be recorded as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) trade accounts payable in the ordinary course of business and compensation or bonus arrangements with persons who are employees or independent contractors of a person, (ii) any obligation under this Agreement or any other inventory financing agreement among Dealers and CDF, and (iii) any obligation under the TCF Agreement), (e) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person; provided that if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination, (f) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn), bankers’ acceptances and similar obligations issued for the account of such Person, (g) all hedging obligations of such Person, (h) all contingent liabilities of such Person, (i) all debt of any partnership of which such Person is a general partner, (j) all non-compete payment obligations, earn-outs and similar obligations and (k) any Capital Securities or other equity instrument, whether or not mandatorily redeemable, that under GAAP is characterized as debt, whether pursuant to financial accounting standards board issuance No. 150 or otherwise.

“Intellectual Property” shall mean any intellectual property (including, without limitation, all copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, trade secrets and trade secret licenses).

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement and among CDF and Credit Facility Agent dated as of October 28, 2016, as amended, restated, supplemented, or otherwise modified from time to time.

“Interest Expense” means for any period the consolidated interest expense of Holdings for such period (including all imputed interest on capital leases).

“Intervening Default” shall have the meaning set forth in Section 2(b) hereof.

“Inventory” means all of Dealers’ presently owned and hereafter acquired goods which are held for sale or lease.

“Invoice” means any invoice issued by a Vendor related to an Approval.

“Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any  governmental authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lender Affiliate” means the Affiliate of a Lender.

“Lender Credit” shall have the meaning set forth in Section 4(a) hereof.

“Lender Rate” means the “Dealer Rate” as set forth in that certain Fourth Amended and Restated Wholesale Marine Products Finance Program dated as of the date hereof.

“Liens” shall have the meaning set forth in Section 7(a) hereof.

“Loan” means an extension of credit to or on behalf of one or more Dealers by Agent and Lenders under and pursuant to this Agreement.

“Loan Document” means this Agreement, any Program Terms Letter or Transaction Statement entered into pursuant to this Agreement, and all documents delivered to Agent and/or any Lender in connection with any of the foregoing.

“Mack Stock” means the 25% of the Capital Securities of SSAO owned by Thomas W. Mack as of the date hereof, as such percentage interest may be reduced in accordance with the SSAO Operating Agreement.

“Mack Subordination Agreement” means that certain Subordination Agreement between Agent, Subordinated Creditors (as defined therein) and acknowledged and accepted by SSAO and Parent, dated as of August 2, 2017 (as it may be amended, restated, supplemented or otherwise modified from time to time).

“Monthly Computation Period” means each period of twelve consecutive months ending on the last day of a month.

“Monthly Interest” means, with respect to each Lender, for each calendar month, the sum of the Daily Interest for each calendar day of such calendar month.

“Net Cash Flow After Taxes” means EBITDA minus Income Tax Expense and distributions made to allow holders of equity (including holders of any warrants) to pay income taxes based on the earnings of the Person making such distributions.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two (2) Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and Agent has not received a revocation in writing), to Agent, any Lender, or Dealer, or has otherwise publicly announced (and Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments required to be funded by it under the Loan Documents or (c) (or any Person that directly or indirectly controls such Lender has), (i) become subject to a voluntary or involuntary case under the Federal Bankruptcy Reform Act of 1978, or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any governmental authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (iii), Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents.

“Obligations” shall have the meaning set forth in Section 5(e) hereof.

“Open Approval” means any Approval for which CDF has not financed an Invoice for the inventory subject thereto.

“Other Lenders” shall have the meaning set forth in Section 2(d) hereof.

“Outstandings” means, at any time, an amount equal to the aggregate unpaid amount of all Invoices which have been financed by Agent on behalf of Dealers.

“PAS” shall have the meaning set forth in Section 10(a) hereof.

“Parent” mean One Water Assets & Operations, LLC, a Delaware limited liability company, which owns 100% of the Capital Securities of each other Dealer and each of its Subsidiaries.

“Parent Company Agreement” means that certain First Amended & Restated Limited Liability Company Agreement of Parent dated as of October 28, 2016, as amended by that certain Amendment to First Amended and Restated Limited Liability Company Agreement dated as of September 30, 2017.

“Permitted Acquisition” means an acquisition by Holdings or any of its Subsidiaries of the assets or ownership interest of any other Person which is presented to Agent prior to execution and approved by Agent in its sole discretion.

“Permitted Indebtedness” means:

(a)          any Indebtedness owing under the Credit Facility Agreement in an aggregate principal amount at any time outstanding not to exceed $55,000,000.00; provided, however, this limit shall not include Indebtedness that is payable in-kind;

(b)          Indebtedness incurred in the ordinary course of business under statutory and appeal bonds; and

(c)          Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Dealers, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year.

“Permitted Locations” shall have the meaning set forth in Section 6 hereof.

“Permitted Restricted Payment” means a Restricted Payment made by Holdings and any of its Subsidiaries:

(a)          (i)          in the form of a dividend or distribution to holders of Holdings’s Capital Securities;

(ii)          during the period beginning on the date in which Dealers’ audited financial statements are delivered to Agent under and pursuant to Section 9(a) of this Agreement and ending on the date which is thirty (30) days following such date;

(iii) which is in an aggregate amount not exceeding 50% of the consolidated Net Cash Flow After Taxes for the Dealers’ preceding fiscal year, and

(iv) provided that no Default has occurred or would occur as a result of such payment;

(b)          in connection with any exercise of the Purchase Warrant; provided, however, such exercise shall be limited to an issuance of Holdings’s Capital Securities and shall not include the payment of any cash by Holdings under or pursuant to the Purchase Warrant unless Holdings delivers to Agent:

(i)          a certificate (in form and content acceptable to Agent) certifying that no Default exists before or, on a pro-forma basis, immediately after giving effect to such exercise and for the 12 months immediately following such exercise (based on the projections in clause (ii) below); and

(ii)          financial projections for Holdings and all of its Subsidiaries for the 12 months immediately following such exercise;

(c)          in the form of tax distributions made to allow holders of equity (including holders of any warrants) to pay income taxes based on the earnings of the Person making such distributions so long as:

(i)          such distributions are made in accordance with Holdings Company Agreement as the same exists as of October 28, 2016;

(ii)          no Dealer has failed to pay any Obligations when due and no remittance for any Obligations has been dishonored when first presented for payment, in each case that has not been cured or waived;

(iii)          no payment default exists or is continuing under the Credit Facility Agreement that has not been cured or waived;

(iv)          as of the end of the immediately preceding Quarterly Computation Period, Holdings and its Subsidiaries shall have a Funded Debt to EBITDA Ratio of equal to or less than 2.00 : 1.00; and

(v)          as of the end of the immediately preceding Quarterly Computation Period, Holdings and its Subsidiaries shall have a Fixed Charge Coverage Ratio of 1.35 : 1.00 or higher;

(d)          in the form of distributions and/or redemptions by Parent with respect to Preferred Stock subject to the limitations set forth in the Subordination Agreement;

(e)          in the form of cash payments by Holdings to the holders of the Purchase Warrants so long as:

(i)          such cash is derived by Holdings solely from the proceeds from the issuance of Holdings’s Capital Securities; and

(ii)          such cash payments do not exceed the amount of the proceeds of such issuance;

(f)          in the form of fees payable to GS and Beekman under the Credit Facility Agreement and the other “Credit Documents” referred to therein and closing fees under the documents relating to the Preferred Stock and the Purchase Warrant, including $465,000 of deferred closing fees payable in quarterly instalments during 2017;

(g)          in the form of legal and financial services fees and other out-of-pocket costs payable to third parties in connection with the Purchase Warrant and the Preferred Stock so long as such fees and costs do not exceed $100,000 per fiscal year;

(h)          in the form of distributions, redemptions or other payments that are made among Holdings and any of its Subsidiaries;

(i)          in the form of scheduled principal and interest payments with respect to any subordinated debt as expressly permitted under a subordination agreement in favor of, and in form and content acceptable to, Agent; and

(j)          in the form of distributions or any other payments made to Thomas Mack pursuant to the SSAO Operating Agreement, provided, however, that no Default has occurred or would occur as a result of such distribution or payment.

 “Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or governmental authority.

“Preferred Stock” means those certain preferred units of Parent issued to GS and Beekman on or about October 28, 2016.

“Principal” shall have the meaning set forth in Section 28(b) hereof.

“Program Terms Letters” shall have the meaning set forth in Section 4(a) hereof.

“Purchase Warrant” means those certain Purchase Warrants for Common Units dated as of October 28, 2016, by Holdings for the benefit of the Holders (as defined therein).

“Quarterly Computation Period” means each period of four consecutive fiscal quarters ending on the last day of a fiscal quarter.

“Ratable Share” means, with respect to each Lender, the percentage equal, from time to time, to such Lender’s Allocation divided by the Aggregate Allocations, as such percentage is set forth opposite such Lender’s name on Schedule 1, under the heading “Ratable Share”.

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition precedent to the execution this Agreement) and other consultants and agents of or to such Person or any of its Affiliates.

“Rental Contracts” shall have the meaning set forth in Section 3(a) hereof.

“Rental Units” shall have the meaning set forth in Section 3(a) hereof.

“Replacement Lender” shall have the meaning set forth in Section 2(d) hereto.

“Required Lenders” shall mean Lender’s whose combined Ratable Share exceeds 50%.

“Restricted Payment” means (a) any distribution including, without limitation, dividends, to any holders of any Dealer’s or any Guarantor’s Capital Securities, (b) any purchase or redemption of any Dealer’s or any Guarantor’s Capital Securities, (c) any payment of management fees, transaction-based fees or similar fees to any of its Capital Securities holders or any Dealer Affiliate (including, without limitation, any fees under any management agreement), (d) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any subordinated debt except as expressly permitted under a subordination agreement in favor of, and in form and content acceptable to, Agent, or (e) set aside funds for any of the foregoing.

“Sale” shall have the meaning set forth in Section 20(b) hereof.

“sale out of trust” or “SOT” shall have the meaning set forth in Section 10(b) hereof.

“Settlement Date” means (a) August 9, 2017, and each Wednesday thereafter that this Agreement is in effect or, if such Wednesday is not a Business Day, the next succeeding Business Day, or (b) any other Business Day selected by Agent in its reasonable discretion.

“SPP” shall have the meaning set forth in Section 10(a) hereof.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Lender to Agent.

“SSAO” means South Shore Lake Erie Assets & Operations, LLC.

“SSAO Operating Agreement” means that certain First Amended and Restated Limited Liability Company Agreement for South Shore Lake Erie Assets & Operations, LLC, in existence as of the date hereof.

“Subordinated Acquisition Indebtedness” means Indebtedness incurred, created, assumed, or guaranteed by Holdings or any of its Subsidiaries that is junior and subordinate in all respects to the Obligations under this Agreement under and pursuant to an agreement which is satisfactory to Agent in its sole and absolute discretion.

“Subordination Agreement” means that certain Subordination Agreement dated as of October 28, 2016, by and between the CDF and Subordinated Creditors thereto, as amended, restated, supplemented, or otherwise modified from time to time.

“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Securities as have more than 50% of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to all direct and indirect Subsidiaries of Holdings.

“TCF Agreement” means that certain Inventory Security Agreement dated as of June 19, 2015, by and between Singleton Assets & Operations, Holdings, and TCF Inventory Finance, Inc.

“Total Funded Debt” means all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis, excluding (a) contingent obligations in respect of contingent liabilities (except to the extent constituting (i) contingent liabilities in respect of Indebtedness of a Person other than any Dealer, or (ii) contingent liabilities in respect of undrawn letters of credit), (b) hedging obligations, (c) Indebtedness of Holdings to Subsidiaries and Indebtedness of Subsidiaries to Holdings or to other Subsidiaries, and (d) Preferred Stock; provided, that Total Funded Debt specifically includes any “Unpaid Amount” following a “Redemption Failure” as such terms are defined in the Parent Company Agreement (provided that at no time shall “Redemption Failure” be modified to occur sooner than as set forth in the Parent Company Agreement as in effect as of October 28, 2016).

“Transaction Statement” shall have the meaning set forth in Section 4(a) hereof.

“UCC” shall have the meaning set forth in Section 13 hereof.

“USA&M” shall have the meaning set forth in Section 27(b) hereof.

“Vendor Contracts” shall mean contracts with an original equipment manufacturer that supplies any Dealer; provided that Vendor Contracts specifically excludes Vendor Credits.

“Vendor Credits” shall have the meaning set forth in Section 5(f) hereof.

“Vendors” shall have the meaning set forth in Section 2 hereof.

2.          Extensions of Credit.

(a)          Advances. Subject to the terms of this Agreement, the Lenders severally and not jointly may provide Loans in an amount equal to each such Lender’s Ratable Share of such Loan to any one or more Dealers from time to time to enable such Dealer or Dealers to purchase inventory from Agent approved vendors (“Vendors”) and for other purposes. No Loan will be made to the extent such Loan would cause any Lender to have outstanding Loans in a principal amount in excess of such Lender’s Allocation nor will any Loan be made which would cause the principal amount of all Loans outstanding to exceed the Aggregate Allocations. (For the avoidance of doubt, neither the Aggregate Allocation nor each Lender’s Allocation shall constitute a commitment by the Agent or any Lender to advance the amount of the Aggregate Allocation or such Allocation to the Dealers.) If the aggregate principal amount of Loans outstanding at any time exceeds the Aggregate Allocations, Dealers shall immediately pay such excess to the Agent for the benefit of the Lenders. The decision to advance funds is at the discretion of the Agent. Without limiting the discretionary nature of this credit facility, Agent may, without notice to Dealer, elect not to finance any inventory sold by particular Vendors. All advances and other transactions hereunder are for business purposes and not for personal, family, household or any other consumer purposes.

(b)          Payments by the Lenders to Agent; Settlement.

(i)          Each Lender shall have the obligation to fund its Ratable Share of a Loan upon issuance by CDF of an Approval. Lenders acknowledge and agree that:  (A) CDF typically issues Approvals on a date (each, an “Approval Date”) prior to the date CDF is required actually to fund the Loan (each, an “Advance Date”) that is based on such Approval, (B) once an Approval has been issued, and the Vendor receiving such Approval shall have shipped its product based thereon, CDF may deem itself obligated to fund the related Loan on the Advance Date, notwithstanding any Automatic Default or other Default that may arise on or prior to an Approval Date (each, an “Intervening Default”), and (C) each Lender shall be obligated to fully fund in cash such Lender’s Ratable Share in any Loans which derive from all Approvals issued by CDF in good faith, as well as any Open Approvals based thereon, notwithstanding any Intervening Default.

(ii)          On each Settlement Date on or before 2:00 p.m. central time, Agent shall deliver notice to each Lender of the amount of Loans Lender has funded and such Lender’s Ratable Share multiplied by Outstandings, and: (A) if the amount of Loans Lender has funded is less than Lender’s Ratable Share multiplied by the Outstandings calculated as of such Settlement Date, then Lender shall remit such deficiency to Agent (on behalf of CDF) by 5:00 p.m. central time on the Business Day immediately following such Settlement Date, and (B) if the amount of Loans Lender has funded is more than Lender’s Ratable Share multiplied by the Outstandings calculated as of such Settlement Date, then Agent (on behalf of CDF) will remit such excess to such Lender by 5:00 p.m. central time on the Business Day immediately following such Settlement Date. Each payment due to Agent or Lenders will be paid in immediately available funds according to the electronic transfer instructions set forth on Schedule 2 attached hereto, and, if not timely paid in accordance with this Agreement, will bear interest until paid at a rate per annum equal to the Lender Rate. If CDF is acting as Agent, it shall be deemed to have paid its deficiency or received its excess as set forth above on each Settlement Date. Each Lender hereby waives any right it may now or in the future have to set-off its obligation to make any payment to CDF or Agent under this Agreement against any obligation of CDF or Agent to such Lender, whether under this Agreement or any other agreement between CDF and such Lender or Agent and such Lender.

(iii)          The amount of Loans each Lender has funded shall bear interest at the Lender Rate, as such rate may change pursuant to the terms of the applicable Program Terms Letter. Interest will be computed on the basis of a 360-day year and assess for the actual number of days elapsed.  Provided Lender is not a Non-Funding Lender, then the amount of Monthly Interest, if any, payable to Lender, less any administration fees due to Agent pursuant to any fee letter between Agent and Lender, shall be distributed by Agent to Lender monthly in arrears on the latter of: (A) the fifteenth (15th) day of the applicable month, or if the fifteenth (15th) is not a Business Day, the next succeeding Business Day, or (B) within five (5) Business Days after Agent’s receipt thereof from Dealers. To the extent that Lender is entitled to receive interest income in excess of the Monthly Interest, if such additional interest has not previously been distributed to Lender, then Lender shall be entitled to receive an additional payment from Agent equivalent to Lender’s Ratable Share of such interest income. Any amounts due to Lender for income in excess of the Monthly Interest shall be reflected and paid with Monthly Interest as set forth above. Lenders acknowledge and agree that the rate of return paid on any Loan is dependent on numerous factors, including discounts and subsidies offered by Vendors. Application of any Collections received by Agent as interest in cash or good collected funds representing payment of interest on the Loans may result in the payment of interest to Lender in excess of the rate set forth in this subsection.

(c)          Return of Payments.

(i)          If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Dealers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)          If Agent determines at any time that any amount received by Agent under this Agreement or any other Loan Document must be returned to Dealers or paid to any Vendor or any to other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Dealer or such other Person, without setoff, counterclaim or deduction of any kind, and Agent will be entitled to set-off against future distributions to such Lender any such amounts (with interest) that are not repaid on demand.

(d)          Non-Funding Lenders; Replacement of Lenders.

(i)          Non-Funding Lenders.

(1)          Responsibility.  The failure of any Non-Funding Lender to make any Loan or any payment required by it under any Loan Document on the date specified therefor shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make such Loan or make any other such required payment on such date, and neither Agent nor, other than as expressly set forth herein, any Other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or make any other required payment under any Loan Document.

(2)          Voting Rights.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans included in the determination of “Required Lenders”) for any voting or consent rights under or with respect to any Loan Document, provided that (A) the Allocation of a Non-Funding Lender may not be increased, extended or reinstated, (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven, and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced in such a manner that by its terms affects such Non-Funding Lender more adversely than other Lenders, in each case without the consent of such Non-Funding Lender.

(3)          Payments to a Non-Funding Lender.  Agent shall be authorized to use all payments received by Agent for the benefit of any Non-Funding Lender pursuant to this Agreement to pay in full the Aggregate Excess Funding Amount to the appropriate Lenders. Following such payment in full of the Aggregate Excess Funding Amount, Agent shall be entitled to hold such funds as cash collateral in a non-interest bearing account up to an amount equal to such Non-Funding Lender’s unfunded Allocation and to use such amount to pay such Non-Funding Lender’s funding obligations hereunder until the Obligations are paid in full in cash and this Agreement terminated. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Loans, any amounts applied by Agent to satisfy such funding shortfalls shall be deemed to constitute a Loan and, if necessary to effectuate the foregoing, the proceeds of such Loans shall be applied to pay the unpaid principal of the Loans owing to the other Lenders until such time as the aggregate amount of the Loans are held by the Lenders in accordance with their Ratable Shares. Any amounts owing by a Non-Funding Lender to Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to the Loans. In the event that Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (iv) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, Agent shall return the unused portion of such cash collateral to such Lender.

(4)          Cure.  A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender (A) fully pays to Agent the Aggregate Excess Funding Amount, plus all interest due thereon and (B) timely funds the next Loan required to be funded by such Lender or makes the next reimbursement required to be made by such Lender.  Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(ii)          Replacement of Lenders.  Within forty-five (45) days after any failure by any Lender other than Agent or an Affiliate of Agent to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, Dealers may, at their option, notify Agent and such non-consenting Lender of Dealers’ intention to obtain, at Dealers’ expense, a replacement Lender (“Replacement Lender”) for such non-consenting Lender, which Replacement Lender shall be reasonably satisfactory to Agent.  In the event the Dealers obtain a Replacement Lender within sixty (60) days following notice of its intention to do so, such non-consenting Lender shall sell and assign its Loans and remaining Allocation to such Replacement Lender, at par, provided that the Dealers have reimbursed such non-consenting Lender for its costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment.  In the event that a replaced Lender does not execute an Assignment pursuant to Section 20(c) of this Agreement within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section, the Dealers shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Dealers, the Replacement Lender and Agent, shall be effective for purposes of this Section 2(d) and Section 20(c).  Upon any such Assignment and payment and compliance with the other provisions of Section 20(c), such replaced Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive.”

3.          Rental Financing.

(a)          From time to time, Agent and Lenders may provide Dealers with financing for Collateral consisting of new marine units (including boats, motors or trailers) (the “Eligible Collateral”), which Dealer may rent or lease to Dealer's customers in the ordinary course of its business (“Rental Units”). Agent may decide (i) the amount of funds, if any, which Lenders will advance on Rental Units which Dealers may seek to acquire, and (ii) the length of and payments required under any rental contract and/or lease agreement pertaining to such Rental Units that Agent would permit to exist with respect to Rental Units which Agent, on behalf of the Lenders, agrees to provide financing for (all such rental contracts and lease agreements are hereinafter collectively referred to as “Rental Contracts”). In addition, Dealers may not undertake to rent or lease any Eligible Collateral without the prior written consent of Agent. Rental Units may only consist of Eligible Collateral which either: (a) was ordered specifically for the purpose of being a Rental Unit, or (b) was converted from stock inventory to rental inventory upon Agent’s prior written consent.

(b)          Rental Contracts. All Rental Contracts will: (i) be in a form satisfactory to Agent, and (ii) be transferable to Agent on behalf of the Lenders. Each Dealer warrants and represents to Agent and Lenders that all of the Rental Contracts and rental and lease activities will comply with all applicable laws. Dealers agree to indemnify Agent and Lenders against any loss or damage Agent or Lenders suffer, whether direct or indirect, resulting from or in any way arising out of Rental Contracts, or rental and lease activities, which fail to comply with all applicable laws. Dealers will reimburse Agent for any attorneys' fees which Agent incurs in having the Rental Contracts reviewed for compliance with applicable laws. Immediately upon execution of the same, all Rental Contracts will be effectively collaterally assigned to Agent for the benefit of Lenders, and, immediately upon Agent’s request, delivered to Agent together with any and all related documents. All Rental Contracts will contain, by way of a stamp or as a part of the preprinted rental contract or lease agreement form, the following legend directly below the customer's signature:

“FOR VALUE RECEIVED, THIS AGREEMENT AND THE RELATED UNDERLYING RENTAL PROPERTY HAVE BEEN COLLATERALLY ASSIGNED TO WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC, AS AGENT, AND THERE ARE NO DEFENSES AGAINST THE ASSIGNEE.”

Immediately upon Agent’s request, each Dealer will report to Agent all of the terms of any Rental Contract executed, the location of the Rental Unit, the date on which such Rental Unit is rented or leased, and the date on which such Rental Unit is to be returned to such Dealer. Each Dealer will also notify Agent, immediately upon Agent’s request, of the termination of any Rental Contracts or any changes to such Rental Contracts. Dealers will not assign, sell, pledge, convey or by any other means transfer to any person, other than Agent for the benefit of Lenders, any Rental Contracts or chattel paper, without Agent’s prior written consent. Dealers will instruct any person renting or leasing any Rental Unit regarding the proper use and care of such Rental Unit. Dealers will use such forms and agreements as may be reviewed and approved by Agent, if requested. Dealers will not, without Agent’s prior written consent, enter into or execute any Rental Contract pursuant to which any Dealer rents or leases any Rental Unit for a period that exceeds seven (7) consecutive days, and will not enter into or execute any Rental Contract which contains an option to purchase or "rent-to-own,” such Rental Unit; the purchase of any Collateral must be memorialized in a writing separate and apart from any Rental Contract and must not be subject to or dependent on the terms of any Rental Contract. If any Dealer breaches the terms of the immediately preceding sentence, such Dealer will immediately assign, transfer, and set-over to Agent for the benefit of Lenders, all of Dealer's right, title and interest in and to such Rental Contract, and will also give possession of such Rental Contract to Agent. In addition, in such event, in Agent’s sole discretion, Agent may demand immediate payment in full of all indebtedness owed by any Dealer to Agent with respect to the Rental Unit.

4.          Financing Terms.

(a)          Agent, Lenders and Dealers agree to set forth in this Agreement only the general terms of the financing arrangement among Dealers, Agent and Lenders and certain contractual obligations related to this Agreement, shall be set forth in Program Terms Letters entered into by Dealers, Agent and any one or more Lenders from time to time (the “Program Terms Letters”), Transaction Statements (as defined below) or other Loan Documents or other agreements described herein. References to an “inventory financing agreement” in any Loan Document shall be deemed to refer to this Agreement.  Agent, Lenders and Dealer hereby acknowledge that certain financial terms depend, in part, on factors which vary from time to time, including without limitation, the availability of Vendor discounts, payment terms or other incentives, Agent’s and Lenders’ floorplanning volume with Dealers and Vendor and other economic factors. Upon agreeing to finance an item of inventory for any Dealer, Agent, on behalf of the Lenders, will transmit, send or otherwise make available to such Dealer and Lenders a “Transaction Statement” which is a record that may be authenticated and which identifies the Collateral financed and/or the advance made and the terms and conditions of repayment of such advance. Dealers agree that a Dealer’s failure to notify Agent in writing of any objection to a Transaction Statement within thirty (30) days after a Transaction Statement is transmitted, sent or otherwise made available to such Dealer shall constitute Dealers’ (i) acceptance of all terms thereof, (ii) agreement that the Lenders are financing such inventory at Dealers’ request, and (iii) agreement that such Transaction Statement will be incorporated herein by reference. If any Dealer objects to the terms of any Transaction Statement, Dealers will pay Agent for the benefit of Lenders for such inventory in accordance with the most recent terms for similar inventory to which Dealers have not objected (or, if there are no prior terms, at the lesser of 16% per annum or at the maximum lawful contract rate of interest permitted under applicable law), subject to termination of this Agreement by Agent, or, if applicable, Lenders, and its rights under the termination provision contained herein. To the extent Vendor program subsidies are applicable to Dealers’ financing program (each a “Lender Credit”), with respect to any Loan which Lenders make to a Vendor on behalf of a Dealer, Agent may apply against any such amount owed to Vendor any amount Agent (or CDF) for the benefit of Lenders are owed from such Vendor for any such Lender Credit; provided, however, in the event Vendor does not remit any such Lender Credit, Dealers agree to pay the full amount of such Lender Credit.

(b)          Upon receipt by Agent of a request for a Loan under and pursuant to CDF’s standard advance request procedures and the issuance of a Transaction Statement by Agent as set forth in Section 4(a) above, each Lender shall follow the funding procedures established by Agent, from time to time, and shall, as and when requested by Agent, advance funds to Agent to fund such Loan in amounts equal to such Lender’s Ratable Share of such Loan.

(c)          Applicable financial terms, curtailment schedule and maturity for each Rental Unit will be set forth on the applicable Transaction Statement. Unless otherwise provided on such Transaction Statement, if and when permitted under such Dealer's Rental Unit finance program, the principal balance, accrued interest and other charges will be due and payable when such Rental Unit is: (i) sold; (ii) transferred; (iii) rented or leased in a manner contrary to the provisions of this Agreement; (iv) otherwise disposed of; and (v) matured and the principal payment is due to Agent for the benefit of Lenders.  Furthermore, if any Rental Unit is sold, stolen, destroyed, damaged, otherwise disposed of, or if payment is required under the terms of Agent’s and Lenders’ financing program, whichever occurs first, such Dealer will immediately pay Agent, for the benefit of Lenders, the full amount of Dealer's outstanding indebtedness owed to Lenders with respect to such Rental Unit.

5.          Security Interest.

(a)          Each Dealer hereby grants to Agent, as collateral agent for the Lenders, a security interest in all of the Collateral other than (i) equipment subject to purchase money security interests and (ii) Credit Facility Collateral as security for all Obligations.

(b)          All Rental Units will be titled in accordance with all applicable laws and regulations. Each such certificate of title or other evidence of title shall show the first lien holder as “Wells Fargo Commercial Distribution Finance, LLC, as agent.”

(c)          “Collateral” means all of the following personal property of each Dealer, whether such property or Dealer’s right, title or interest therein or thereto is now owned or existing or hereafter acquired or arising, and wherever located: all Accounts, Inventory, Equipment, other Goods (excluding Fixtures), General Intangibles (including without limitation, Payment Intangibles but excluding Intellectual Property and Vendor Contracts), Chattel Paper (whether tangible or electronic), Instruments (including without limitation, Promissory Notes), Commercial Tort Claims (excluding Commercial Tort Claims arising solely out of the Credit Facility Collateral), Securities Accounts, Deposit Accounts, Investment Property (other than the equity interests issued by Holdings and its Subsidiaries) and Documents and all Products and Proceeds of the foregoing; provided, however, that notwithstanding anything to the contrary in this definition or in any other Loan Document, the Collateral shall not include any of the following: (i) equipment subject to purchase money security interests and (ii) the Credit Facility Collateral.  Without limiting the foregoing, the Collateral includes each Dealer’s right to all Vendor Credits. Similarly, the Collateral includes, without limitation, all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing Collateral, and all computers, disks, tapes, media and other devices in which such records are stored. For purposes of this Section 5 only, capitalized terms used in this Section 5, which are not otherwise defined, shall have the meanings given to them in Article 9 of the New York Uniform Commercial Code.

(d)          “Credit Facility Collateral” means (i) all equity interests issued by Holdings and its Subsidiaries, (ii) all of Holdings’ and any of its Subsidiaries’ real estate interests, whether fee or leasehold, and including all Fixtures, (iii) all of Holdings’ and any of its Subsidiaries’ Vendor Contracts, (iv) all of Holdings’ and any of its Subsidiaries’ Intellectual Property, (v) any and all products and Proceeds of the property described in this definition, including Cash Proceeds and insurance proceeds, and (vi) all books and records, electronic or otherwise, which evidence or otherwise relate to any of the foregoing Credit Facility Collateral, and all computers, disks, tapes, media and other devices in which such records are stored; provided, however, that notwithstanding anything to the contrary in this definition or in the Credit Facility Agreement (or any other document relating thereto or securing the obligations referenced therein) the Credit Facility Collateral shall not include any of the Collateral.

(e)          “Obligations” means all indebtedness and other obligations of any nature whatsoever of each Dealer to Agent, Lenders and/or a Lender Affiliate, whether such indebtedness or other obligations arise under this Agreement or any other existing or future agreement between or among Agent and any one or more Dealers and/or any one or more Lenders and/or Lender Affiliates or otherwise, and whether for principal, interest, fees, Charges, expenses, indemnification obligations or otherwise, and whether such indebtedness or other obligations are existing, future, direct, indirect, acquired, contractual, noncontractual, joint and/or several, fixed, contingent or otherwise.

(f)          “Vendor Credits” means all of each Dealer’s rights to any price protection payments, rebates, discounts, credits, factory holdbacks, incentive payments and other amounts which at any time are due a Dealer from a Vendor.

6.          Representations and Warranties. Each Dealer represents and warrants that at the time of execution of this Agreement and at the time of each approval and each advance hereunder: (a) such Dealer does not conduct business under any trade styles or trade names except as disclosed by such Dealer to Agent in writing and has all the necessary authority to enter into and perform this Agreement and such Dealer will not violate its organizational documents, or any law, regulation or agreement binding upon it, by entering into or performing its obligations under this Agreement; (b) such Dealer will only keep Collateral at locations within the U.S. which have been disclosed to Agent either (i) in writing prior to the execution of this Agreement or (ii) upon thirty (30) days prior written notice, and, in either case, which have been approved by Agent (“Permitted Locations”) (c) this Agreement correctly sets forth such Dealers’ true legal name, the type of its organization (if not an individual), the state in which such Dealer is incorporated or otherwise organized, and such Dealers’ organizational identification number, if any; (d) all information supplied by such Dealer to Agent and Lenders, including any financial, credit or accounting statements or application for credit, in connection with this Agreement is true, correct and complete; (e) such Dealer has good title to all Collateral; and (f) there are no actions or proceedings pending or threatened against such Dealer which might result in any material adverse change in such Dealers’ financial or business condition.

7.          Covenants.

(a)          Until sold as permitted by this Agreement, each Dealer shall own all of its Collateral free and clear of all liens, security interests, claims and other encumbrances, whether arising by agreement or operation of law (collectively "Liens"), other than Liens in favor of Agent and Liens in favor of Credit Facility Agent; provided, however, that all Liens, from time to time, in favor of Credit Facility Agent shall be subject to the Intercreditor Agreement.

(b)          Each Dealer will:

(i)          keep all Collateral at Permitted Locations and keep all tangible Collateral safe and secure, in good order, repair and operating condition and insured as required herein;

(ii)         promptly file all tax returns required by law and promptly pay all taxes, fees, and other governmental charges for which it is liable, including without limitation all governmental charges against the Collateral or this Agreement;

(iii)       permit Agent and its designees without notice, to inspect the Collateral during normal business hours and at any other time Agent deems desirable (and such Dealer hereby grants Agent and its designees an irrevocable license to enter such Dealer’s business locations during normal business hours without notice to such Dealer to account for and inspect all Collateral and to examine and copy such Dealer’s books and records related to the Collateral), and in connection with any inspection, provide Agent and its designees safe and secure access to the Collateral and comply with any request made by Agent or its designees to move the Collateral in order to provide such safe and secure access;

(iv)         keep complete and accurate records of its business, including inventory, accounts and sales, and permit Agent and its designees to inspect and copy such records upon request;

(v)        furnish Agent and Lenders with such additional information regarding the Collateral and such Dealer’s business and financial condition as Agent or any Lender may from time to time reasonably request (including without limitation financial statements and projections more frequently than set forth below);

(vi)         immediately notify Agent of any material adverse change in such Dealer’s prospects, business, operations or condition (financial or otherwise) or in any Collateral;

(vii)        execute (or cause any third party in possession of Collateral to execute) all documents Agent requests to perfect and maintain the security interest in the Collateral granted to Agent, pursuant to Section 21(a)(ii);

(viii)       deliver to Agent immediately upon each request by Agent (and Agent may retain) each certificate of title or statement of origin issued for Collateral financed by any one or more Lenders;

(ix)         at all times be duly organized, existing, in good standing, qualified and licensed to do business in each jurisdiction in which the nature of its business or property so requires and, when requested, provide Agent with documentation evidencing the same;

(x)          notify Agent of the commencement of any material legal proceedings against such Dealer or any Guarantor (as defined below);

(xi)         comply with all laws, rules and regulations applicable to such Dealer, including without limitation, the USA PATRIOT ACT and all laws, rules and regulations relating to import or export controls or anti-money laundering;

(xii)        maintain a system of accounting in accordance with generally accepted accounting principles and account records which contain such information in a format as may be requested by Agent; and

(xiii)       take all steps reasonably requested by Agent to ensure that Agent’s security interest in inventory at all times constitutes a perfected, first priority security interest in inventory and does not become subordinate to the security interests or claims of any Person.

(c)          No Dealer will, without Agent’s prior written consent:

(i)          use (except for demonstration for sale), rent, lease, sell, transfer, consign, license or otherwise dispose of any Collateral except for sales of inventory at retail in the ordinary course of such Dealer’s business;

(ii)          sell or otherwise transfer Inventory to a Dealer Affiliate;

(iii)          engage in any other material transaction not in the ordinary course of such Dealer’s business;

(iv)          change its business in any material manner or its organizational structure or be a party to a merger or consolidation or change its registration to a registered organization other than as specified above, including without limitation any merger, consolidation, or restructure among or involving any Dealers and/or any Guarantors;

(v)          change its name or conduct business under a trade style or trade name other than those disclosed by such Dealer to Agent in writing, without giving Agent at least thirty (30) days’ prior written notice thereof;

(vi)        change the state in which it is incorporated or otherwise organized (except upon thirty (30) days’ prior written notice to Agent);

(vii)        change its chief executive office or office where it keeps its records with respect to accounts or chattel paper;

(viii)       finance on a secured basis with any Vendor or any third party the acquisition of Inventory, obtain inventory from third parties by consignment, or otherwise create, incur, assume or suffer to exist any Lien on any of such Dealer’s assets other than Liens in favor of Credit Facility Agent which are subject to the Intercreditor Agreement; provided, however, Dealers may:

a.          create, incur, assume or suffer to exist any Lien in the form of Capital Leases or securing purchase money Indebtedness solely for equipment, so long as any such Liens shall encumber only the equipment acquired with the proceeds of such Indebtedness or subject to such Capital Lease, as the case may be; and

b.          create, incur, assume or suffer to exist any Lien in connection with the TCF Agreement, so long as:

i.           any such Liens shall only encumber Inventory manufactured by BRP Inc. or one of its Subsidiaries which is financed pursuant to the TCF Agreement; and

ii.          the outstanding balance under the TCF Agreement does not exceed $500,000; and

c.          obtain inventory from third parties by consignment or otherwise create, incur, assume or suffer to exist any Lien pursuant to consignment agreements approved in writing by Agent in its sole discretion.

(ix)         store inventory financed by Agent with any third party;

(x)          merge or consolidate with another Person;

(xi)         acquire the assets or ownership interest of any other Person other than in connection with a Permitted Acquisition;

(xii)       enter into any transaction not in the ordinary course of business;

(xiii)       guarantee or indemnify or otherwise become in any way liable with respect to the obligations of any Person (other than Permitted Indebtedness of Holdings or any of its Subsidiaries), except by endorsement of instruments or items of payment for deposit to the general account of such Dealer or which are transmitted or turned over to Agent for the benefit of Lenders, on account of the Obligations;

(xiv)        redeem, retire, purchase or otherwise acquire, directly or indirectly, any of such Dealer’s capital stock;

(xv)       make any change in such Dealer’s capital structure or in any of its business objectives or operations which might in any way adversely affect the ability of such Dealer to repay the Obligations;

(xvi)     incur, create, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness;

(xvii)     make any Restricted Payment which is not a Permitted Restricted Payment;

(xviii)       enter into any transaction that results in a Change in Control;

(xix)        move Collateral from stock inventory to rental inventory, other than as permitted under this Agreement;

(xx)       move Collateral from rental inventory to stock inventory;

(xxi)      rent or lease any Rental Unit contrary to the terms of this Agreement; or

(xxii)      do business as a lessor of Rental Units without also doing business as a seller or reseller of new or used marine units under the same legal entity.

(d)          Notwithstanding the provisions of Section 7(c)(ii) above, a Dealer may sell or otherwise transfer inventory to another Dealer who is a signatory to this Agreement. The parties agree that any such inventory that is sold or otherwise transferred at any time by one Dealer to another shall be and remain Collateral and shall continue to secure the Obligations.

(e)          Financial Covenants.  Dealer covenants and agrees that so long as any of the Indebtedness to Lenders remains outstanding or the Agreement remains in effect, even if no Indebtedness to Lenders is outstanding:

(i)          Funded Debt to EBITDA Ratio.  The Dealers shall not permit the Funded Debt to EBITDA Ratio of Holdings on a consolidated basis for any Quarterly Computation Period to exceed a ratio of 2.00 to 1.00.

(ii)         Fixed Charge Coverage Ratio.  The Dealers shall not permit the Fixed Charge Coverage Ratio of Holdings on a consolidated basis for any Quarterly Computation Period for which the last fiscal quarter ends in a period set forth below to be less than the ratio set forth opposite such period:

Period	Fixed Charge Coverage Ratio
All fiscal quarters occurring between The date hereof and September 30, 2018	2.00 : 1.00
All fiscal quarters occurring between October 1, 2018 and September 30, 2019	1.50 : 1.00
All fiscal quarters occurring after September 30, 2019	1.35 : 1.00

8.          Insurance.

(a)          All risk of loss, damage to or destruction of Collateral shall at all times be on Dealers. Each Dealer shall keep all of its tangible Collateral insured for full value against all insurable risks under policies delivered to Agent and issued by insurers satisfactory to Agent with loss payable to Agent on behalf of Lenders. Agent is to be provided with any written notice of cancellation or change in such policies within two (2) business days of the issuance of such notice. Agent is authorized, but not required, to act as attorney‑in‑fact for each Dealer in adjusting and settling any insurance claims under any such policy and in endorsing any checks or drafts drawn by insurers. Each Dealer shall promptly remit to Agent in the form received, with all necessary endorsements, all proceeds of such insurance which such Dealer may receive. Agent, at its election, shall either apply any proceeds of insurance it may receive toward payment of the Obligations or pay such proceeds to such Dealer or any other Dealer.

(b)          [Reserved].

(c)          In addition to Dealers’ obligation to insure the Rental Units, Dealers will keep the Rental Units insured for their full insurable value under an “all risk” property insurance policy which includes rental insurance coverage in the minimum amount of $1,000,000.00, with a company acceptable to Agent, naming Agent as a lender loss-payee and containing standard lender's loss payable and termination provisions. Dealers will maintain liability insurance with an insurance carrier and in an amount satisfactory to Agent. Dealers will provide Agent with written evidence of such insurance coverage and Agent's loss-payee endorsement within thirty (30) days of delivery of any such Rental Unit to Dealers by a manufacturer.

9.          Reporting.

(a)          Financial Statements. Unless waived by Agent, each Dealer will deliver to Agent and, if such Lender requests, each requesting Lender, in a form satisfactory to Agent and any requesting Lenders: (i) within 20 days after the same are prepared, but in no event later than 120 days after the end of each fiscal year, an audited consolidated balance sheet of Holdings and consolidating balance sheets of Dealers as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in comparative form the figures for the previous fiscal year, and accompanied by the report of a nationally recognized independent certified public accounting firm reasonably acceptable to Agent, and beginning in the fiscal year ending on September 30, 2017, approved by Agent in its sole and absolute discretion, which report shall (A) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years and (B) not include any explanatory paragraph expressing substantial doubt as to going concern status of Dealers; (ii) beginning with the fiscal quarter ending on June 30, 2017, within 45 days after the end of each of Dealer’s fiscal quarters, including each fourth fiscal quarter, a copy of the unaudited consolidated balance sheet of Holdings and consolidating balance sheets of Dealers, and the related consolidated and consolidating statements of income, shareholders’ equity and cash flows for such quarter and for the period beginning with the first day of such fiscal year and ending on the last day of such quarter, together with a comparison with the corresponding period of the previous fiscal year and a comparison with the budget for such period of the current fiscal year, all certified on behalf of the Dealers by an appropriate officer of the Dealers as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of Dealers, subject to normal year-end adjustments and absence of footnote disclosures; (iv) beginning after the fiscal month ending on May 31, 2017, within 30 days after the end of each Dealer’s fiscal months, other than fiscal quarter-end, a copy of the unaudited balance sheets and profits and loss statements of Holdings and Dealers; and (v) as of the day of Dealers’ fiscal year-end, Dealers’ financial projections for the next fiscal year and income statement and balance sheet for such next fiscal year broken out by fiscal quarter on a consolidated basis. Dealers represent that all financial statements and information which have been or may hereafter be delivered by a Dealer are and will be correct and prepared in accordance with accepted accounting principles consistently applied, and there has been no material adverse change in the financial or business condition of any Dealer since the submission to Agent and each Lender of such financial statements, and Dealers acknowledge Agent's reliance thereon.

(b)          Upon Agent’s or any Lender’s request, Dealers will immediately notify Agent and, if applicable, such Lender, orally and in writing of any and all Rental Contracts, sales, damage or other disposition regarding the Rental Units and all terms and details thereof. Monthly, or at such other intervals as Agent may determine, Dealers will provide Agent with a report, in a form and containing such detailed information as Agent may require, regarding Dealers’ outstanding Rental Contracts. In addition, Dealers will report such other information relating to the Rental Contracts and Rental Units as Agent may require.

(c)          Each Dealer, within 10 days of the end of each fiscal year, will provide a list of all locations where Collateral is or may be kept, including information as to whether the property is owned or leased, any Liens or other encumbrances on such property, and if leased, the name of the lessor, the lease term, and any other information Agent shall request. Notwithstanding the foregoing, for the fiscal year ending September 30, 2017, each Dealer shall provide the list required by the foregoing sentence, with all such information thereby required, on or before November 9, 2017. If any Collateral location is subject to a mortgage, deed of trust, or other Lien in favor of any Person other than Agent, except any Lien permitted by Section 7(a) of this Agreement, Dealers agree to promptly obtain an agreement from such Person, waiving such Person’s Lien on the Collateral and providing Agent reasonable access thereto, in form and substance acceptable to Agent and duly executed and delivered by such Person.

(d)          Dealers shall deliver to Agent annually on the same date the financial reports required by Section 9(a)(i) are delivered to Agent, organizational charts showing the ownership structure of Dealers and any Guarantor (other than Guarantors who are natural persons), in form and content satisfactory to Agent in its sole discretion. Dealers shall be deemed to represent and warrant that such organizational charts are true and correct in all respects, and such organization shall include all information so that such organizational charts are not misleading.

10.          Payment Terms.

(a)          Each Dealer will immediately pay to Agent for the benefit of Lenders, the principal amount of the Obligations owed by such Dealer on each item of Collateral financed by Lenders on the earliest occurrence of any of the following events: (i) when such Collateral is lost, stolen or damaged; (ii) for Collateral financed under any pay-as-sold (“PAS”) terms, when such Collateral is sold, transferred, rented, leased, otherwise disposed of, unaccounted for, or its payment term has matured; (iii) for Collateral financed under any scheduled payment program (“SPP”) terms, in strict accordance with the installment payment schedule; (iv) in strict accordance with any curtailment schedule for such Collateral; and (v) when otherwise required under the terms of this Agreement. The PAS, SPP and curtailment terms are or may be set forth in a Transaction Statement. Agent may apply: (1) payments to reduce finance charges first and then principal, regardless of a Dealer’s instructions; and (2) principal payments to the oldest (earliest) invoice for Collateral financed by Lenders, but, in any event, all principal payments, may, in Agent’s sole discretion, first be applied to such Collateral which is sold, lost, stolen, damaged, rented, leased, or otherwise disposed of or unaccounted for. Any payment hereunder which would otherwise be due on a day which is not a Business Day, shall be due on the next succeeding Business Day, with such extension of time included in any calculation of applicable finance charges. For purposes of this Agreement, “Business Day” means any day the Federal Reserve Bank of Chicago is open for the transaction of business.

(b)          If Dealers (i) fail to immediately remit funds to Agent upon the maturity of Dealers’ applicable payment terms with respect to such advance or upon the sale, transfer, rental, lease, loss, theft, damage, or other disposition of or inability to account for any inventory financed by Lenders for Debtor (a “sale out of trust” or “SOT”) or (ii) are required to make immediate payment to Agent of any past due obligation discovered during any Collateral review, or at any other time, then Agent's acceptance of any payment with respect to such past due obligation (whether in full or partial satisfaction of such obligation) shall not be construed to have waived or amended the terms of its financing program. Dealers will send all such payments to Agent as directed. The acceptance of payment by Agent described herein shall not constitute a waiver of any rights or remedies available to Agent for any Default of Dealers.

(c)          Any Vendor Credit granted to a Dealer for any Collateral will not reduce the Obligations Dealers owe Lenders until Agent has received payment therefor as set as set forth below. Each Dealer will: (i) pay Agent even if any Collateral is defective or fails to conform to any warranties extended by any third party; and (ii) indemnify and hold Agent and each Lender harmless against all claims and defenses asserted by any buyer of any Collateral. Each Dealer waives all rights of setoff such Dealer may have against Agent or any Lender. No Dealer will assert against Agent or any Lender any claim or defense such Dealer may have against any Vendor and any such claims or defenses shall not affect Dealers’ liabilities or obligations to Agent and Lenders.

(d)          Any Loans which are not used to acquire inventory, as contemplated hereby, shall be paid on demand unless otherwise provided in this Agreement or in any Transaction Statement. In order to adequately secure Dealers’ Obligations to Agent, Dealers shall, at Agent’s request, immediately pay Agent the amount necessary to reduce the sum of any outstanding advances with respect to inventory received by Dealers to an amount which does not exceed the aggregate invoice price to Dealers of the inventory in Dealers’ possession which (i) is financed by any one or more Lenders, and (ii) in which Agent, for the benefit of Lenders has a perfected first priority lien.

(e)          All payments due by any Dealer under this Agreement or otherwise shall be made by check made on a United States bank, ACH, EDI or federal wire, in each case drawn on an account established in the name of such Dealer. Payment in any other form may delay processing or be returned to such Dealer, and may cause such Dealer to incur a late payment fee. Agent policy bars payment by cash or cash equivalents and any such payments will be declined; Agent reserves the right to decline other forms of payment, including but not limited to, cashier’s checks, money orders, bank drafts, third-party checks and traveler’s checks. In the event of any such payment decline, such Dealer’s debt will remain outstanding and interest/fees permitted under such Dealer’s agreement may accrue until acceptable payment is received. Agent will recognize and credit payments according to its payment recognition policies from time to time in effect, or as otherwise agreed. Information regarding Agent’s payment recognition policy is available from Dealers’ Agent representative, the Agent website, or will be communicated pursuant to Section 12(b) below.

11.          Calculation of Charges.

(a)          Dealers shall pay fees, charges and interest (collectively, “Charges”) with respect to each advance in accordance with the Agreement. Dealer shall pay Agent its customary Charge for any check or other item which is returned unpaid to Agent. Unless otherwise provided in the Agreement, the following additional provisions shall be applicable to Charges: (i) any reference to “Prime Rate,” “One month Libor,” and/or “Three Month Libor” shall mean, for any calendar month, an interest rate (calculated on a 360-day year basis as set forth herein) equal to the highest “prime rate,” “One month Libor,” and/or “Three month Libor” rate, respectively, as published in the “Money Rates” column of The Wall Street Journal on the first Business Day of such month; if for any reason such rate is no longer published in The Wall Street Journal, Agent shall select such replacement index as Agent in its sole discretion determines most closely approximates such rate; (ii) all Charges shall be paid by Dealer monthly pursuant to the terms of the billing statement in which such Charges appear; (iii) interest on each advance and principal amount of the Obligations related thereto shall be computed for any period by dividing the interest rate provided in each applicable Transaction Statement by 360 (the quotient of which is herein referred to as the “Daily Rate”), and then multiplying the Daily Rate by either (A) the average principal balance outstanding during such period, or (B) the actual principal balance outstanding on each day during such period; (iv) interest on an advance shall begin to accrue on the Start Date, which shall be defined as the earlier of: (A) the invoice date referred to in the Vendor's invoice; or (B) the ship date referred to in the Vendor’s invoice; or (C) the date any one or more Lenders make such advance; provided, however, if a Vendor fails to fully pay, by honoring or paying any Lender Credit or otherwise, the interest or other cost of financing such inventory during the period between the Start Date and the end of the Free Floor Period (as defined below), then Dealers shall pay such interest to Agent on behalf of Lenders, on demand as if there were no Free Floor Period with respect to such inventory; (v) for the purpose of computing Charges, any payment will be credited pursuant to Agent’s payment recognition policies, as in effect from time to time; (vi) advances or any part thereof not paid when due (and Charges not paid when due, at the option of Agent, shall become part of the principal amount of the Obligations and) shall bear interest at the Default Rate (as defined below); and (vii) all interest rates provided or referenced in Transaction Statements, including all references to base rate, prime rate and additions to base rate or prime rate, are provided and referenced on the basis of a 360-day year. The method of calculating interest provided in this Section 11(a) (i.e., the interest rate calculated based on a year of 360 days, for the actual number of days elapsed) will result in a higher effective rate than the quoted numeric rate provided in the Transaction Statement. For purposes of this Agreement, the following definitions shall apply: “Default Rate” shall mean the default rate specified in a Dealer’s financing program with any one or more Lenders, if any, or if there is none so specified, at the lesser of 3% per annum above the rate in effect immediately prior to the Default, or the highest lawful contract rate of interest permitted under applicable law; “Free Floor Period” shall mean a period equal to the number of days during which a Vendor agrees to assume the cost of financing Collateral purchased by a Dealer by granting Agent a Lender Credit.

(b)           Agent and Lenders intend to strictly conform to the usury laws governing this Agreement. Regardless of any provision contained herein, in any Transaction Statement, or in any other document, neither Agent nor any Lender shall ever be deemed to have contracted for, charged or be entitled to receive, collect or apply as interest, any amount in excess of the maximum amount allowed by applicable law. If Agent or any Lender ever receives any amount which, if considered to be interest, would exceed the maximum amount permitted by law, Agent or such Lender will apply such excess amount to the reduction of the unpaid principal balance which any Dealer owes, and then will pay any remaining excess to such Dealer. In determining whether the interest paid or payable exceeds the highest lawful rate, Dealers, Agent and each Lender shall, to the maximum extent permitted under applicable law, (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest, (2) exclude voluntary pre-payments and the effect thereof, and (3) spread the total amount of interest throughout the entire term of this Agreement so that the interest rate is uniform throughout such term. Each Dealer agrees to pay an effective rate of interest that is the sum of (i) the interest rate provided in this Agreement, including as provided in each accepted Transaction Statement, as may be amended as provided herein; and (ii) any additional rate of interest resulting from any other charges or fees paid or to be paid by any Dealer or Dealers pursuant to this Agreement and that are determined to be interest or in the nature of interest.

12.          Billing Statement/Fees; Right to Modify Charges and Other Terms.

(a)           Agent will transmit, send or otherwise make available to each Dealer a monthly billing statement identifying all charges due on such Dealer’s account with pursuant to this Agreement. The charges specified on each billing statement will be (i) due and payable in full immediately on receipt, unless otherwise stated in writing in your billing statement, transaction statement or other written document provided by Agent, and (ii) an account stated, unless Agent receives a Dealer’s written objection thereto within fifteen (15) days after it is transmitted, sent or otherwise made available to such Dealer. If Agent does not receive, by the 25th day of any given month, payment of all charges accrued to a Dealer’s account with any one or more Lenders during the immediately preceding month, Dealers will (to the extent allowed by law) pay Agent a late fee equal to the greater of $5 or 5% of the amount of such charges (payment of such fee does not waive the default caused by the late payment). Agent may adjust the billing statement at any time to conform to applicable law and this Agreement.

(b)           Agent may charge one or more fees in connection with the servicing and administration of a Dealer’s account for its own account (and for the avoidance of doubt, Lenders other than CDF shall have no interest in any such fees).  From time to time, Agent may provide written notice to Dealer of new or changed fees charged by Agent for its own account, interest and/or other finance charges (including without limitation, increases or decreases in the periodic rate or amount of finance charges, the method of computing finance charges and when and how finance charges, and principal payments, are payable), policies, practices and other charges and/or credit terms (collectively, “Fees and Terms”) payable by, or applicable to, one or more Dealers or relating to one or more Dealer’s accounts generally, or in connection with specific services or events, to be effective as of the notice date, or such other future effective date as Agent shall advise, with respect to existing Obligations owing by one or more Dealers to Agent and/or any one or more Lenders and/or to Obligations incurred or arising after such notice or future effective date, as the case may be, all as Agent may elect by so indicating in such notice. Such notice may be delivered by mail, courier or electronically in a separate writing or website posting, or set forth in the Transaction Statement and/or the billing statement. Dealer shall be deemed to have accepted such Fees and Terms by either (i) making any request for financing after the effective date of such notice, or (ii) failing to notify Agent in writing of any objection to a Transaction Statement, billing statement or written notice advising of such Fees and Terms within fifteen (15) days after such notice has been sent to a Dealer. If a Dealer objects to the Fees and Terms, such Fees and Terms shall not be imposed, but Agent may charge or implement the last Fees and Terms to which such Dealer has not objected, and may elect to terminate Dealers’ financing program.

13.          Default. The occurrence of one or more of the following events shall constitute a default by Dealers (a “Default”):

(a)          a Dealer shall fail to pay any Obligations when due or any remittance for any Obligations is dishonored when first presented for payment;

(b)          any representation made to Agent or any Lender by a Dealer or by any guarantor, surety, issuer of a letter of credit or any person other than a Dealer primarily or secondarily liable with respect to any Obligations (a “Guarantor”) shall not be true when made or if a Dealer or any Guarantor shall breach any covenant, warranty or agreement in this Agreement to or with Agent and/or any Lender;

(c)          a Dealer (including, if a Dealer is a partnership or limited liability company, any partner or member of a Dealer) or any Guarantor shall die, become insolvent or generally fail to pay its debts as they become due or, if a business, shall cease to do business as a going concern;

(d)          any letter of credit or other form of collateral provided by a Dealer or a Guarantor to Agent with respect to any Obligations or Collateral shall terminate or not be renewed at least sixty (60) days prior to its stated expiration or maturity;

(e)          a Dealer abandons any Collateral;

(f)          any Guarantor shall revoke, terminate or limit, or take any action purporting to revoke, terminate or limit, any guaranty or other assurance of payment relating to any Obligations;

(g)          a Dealer or any Guarantor shall make an assignment for the benefit of creditors, or commence a proceeding with respect to itself under any bankruptcy, reorganization, arrangement, insolvency, receivership, dissolution or liquidation statute or similar law of any jurisdiction, or any such proceeding shall be commenced against it or any of its property (an “Automatic Default”);

(h)          an attachment, sale or seizure shall be issued or shall be executed against any assets of a Dealer or of any Guarantor;

(i)          a Dealer shall lose, or shall be in default of, any franchise, license or right to deal in any Collateral which a Lender finances;

(j)          a Dealer, Guarantor or any third party shall file any correction or termination statement with respect to any Uniform Commercial Code (the “UCC”) filing made by Agent in connection herewith;

(k)          a material adverse change shall occur in the business, operations or condition (financial or otherwise) of a Dealer (including, if a Dealer is a partnership or limited liability company, any partner or member of a Dealer) or any Guarantor or with respect to the Collateral;

(l)          a Dealer or any Guarantor fails to pay any debt or perform any other obligation owed to any third party (excluding under the Preferred Stock or the Purchase Warrant);

(m)          a Dealer or any Guarantor defaults under the terms of any agreement with any Lender Affiliate;

(n)          if Agent in good faith believes, or receives notice that a Lender in good faith believes, the prospect of payment of any Obligations is impaired or Agent deems itself or Lenders insecure;

(o)          a Dealer defaults under the terms of any Program Terms Letter;

(p)          a Dealer defaults under the terms of the Credit Facility Agreement or a default or event of default (or similar event) shall occur under the Credit Facility Agreement;

(q)          a Dealer or Credit Facility Agent defaults under the Intercreditor Agreement or any material provision thereof terminates or ceases to be effective; or

(r)          a Dealer makes, causes or allows to be made, or Parent makes, causes or allows to be made, a distribution or other payment to (i) Thomas Mack in relation to the Mack Stock not otherwise permitted pursuant to either this Agreement or the Mack Subordination Agreement, or (ii) BMI in relation to the BMI Stock not otherwise permitted pursuant to either this Agreement or the BMI Subordination Agreement.

14.          Rights and Remedies upon Default.

(a)          Upon the occurrence of a Default, Agent, acting on behalf of Lenders pursuant to Section 21(a)(ii), shall have all rights and remedies of a secured party under the UCC as in effect in any applicable jurisdiction and other applicable law and all the rights and remedies set forth in this Agreement. Agent may terminate any obligations it or any Lender has under this Agreement and any outstanding credit approvals immediately and/or declare any and all Obligations immediately due and payable without notice or demand. Each Dealer waives notice of intent to accelerate, and of acceleration of any Obligations. Agent may enter any premises of any one or more of the Dealers, with or without process of law, without force, to search for, take possession of, and remove the Collateral, or any part thereof. If Agent requests each Dealer shall cease disposition of and shall assemble the Collateral and make it available to Agent, at Dealers’ expense, at a convenient place or places designated by Agent. Agent may take possession of the Collateral or any part thereof on any one or more of Dealer’s premises and cause it to remain there at Dealers’ expense, pending sale or other disposition. Each Dealer agrees that the sale of inventory by Agent to a person who is liable to Agent under a guaranty, endorsement, repurchase agreement or the like shall not be deemed to be a transfer subject to UCC §9-618 or any similar provision of any other applicable law, and each Dealer waives any provision of such laws to that effect. Each Dealer agrees that the repurchase of inventory by a Vendor pursuant to a repurchase agreement with Agent shall be a commercially reasonable method of disposition. Dealers shall be jointly and severally liable to Agent for any deficiency resulting from Agent's disposition of any Collateral, including without limitation a repurchase by a Vendor, regardless of any subsequent disposition thereof. No Dealer is a beneficiary of, and has no right to require Agent to enforce, any repurchase agreement. If a Dealer fails to perform any of its obligations under this Agreement, Agent may perform the same in any form or manner Agent in its discretion deems necessary or desirable, and all monies paid by Agent in connection therewith shall be additional Obligations and shall be immediately due and payable without notice together with interest payable on demand at the Default Rate. All of Agent's rights and remedies shall be cumulative. At Agent's request, or without request in the event of an Automatic Default, each Dealer shall pay all Vendor Credits to Agent as soon as the same are received for application to the Obligations. Each Dealer authorizes Agent to collect such amounts directly from Vendors and, upon request of Agent, shall instruct Vendors to pay Agent directly. Each Dealer irrevocably waives any requirement that Agent retain possession and not dispose of any Collateral until after trial or final judgment or appeal thereof. Agent’s election to extend or not make a Loan to a Dealer is solely at Agent’s discretion and does not depend on the absence or existence of a Default. If a Default is in effect, and without regard to whether Agent has accelerated any Obligations, Agent may, without notice, apply the Default Rate.

(b)          All Collections received by Agent after acceleration, a Default (including, without limitation, a Specified Default) or demand for payment of all of the Obligations, in connection with any workout of the Obligations including any forbearance arrangement, or after the initiation by or against any Dealer of a bankruptcy or other insolvency proceeding or other proceedings for collection of the Obligations, whether received pursuant to such demand or as a result of legal proceedings against any Dealer or through payment by or action against any other Person in any way liable for the Obligations, shall be applied, so far as the same will reach, in the following order:

(i)          First, to the costs and expenses, including attorneys’ fees, incurred solely by Agent in effecting such recovery, in enforcing any right or remedy under the Loan Documents, or in any way related to the Loans, the Outstandings, the Loan Documents, this Agreement, Open Approvals or Collections;

(ii)          Second, to accrued interest, ratably in accordance with each Lender’s respective Ratable Share of such interest being calculated at the interests rates set forth in Section 2(a)(iii) hereof; and

(iii)          Third, to unpaid principal, ratably in accordance with each Lender’s Ratable Share, subject to such Lender’s obligation to fund Loans made by Agent based upon financed Invoices related to Open Approvals.

15.          Power of Attorney. Each Dealer authorizes Agent to: (a) file financing statements and amendments thereto describing Agent as “Secured Party,” such Dealer as “Debtor” and indicating the Collateral (including, without limitation, the indication of the Collateral as “all assets”); (b) authenticate, execute or endorse on behalf of such Dealer any instruments, chattel paper, certificates of title, manufacturer statements of origin, builder’s certificate, or other notices or records comprising or related to Collateral or evidencing financing under the Agreement or evidencing or maintaining the perfection of the security interest granted hereby, as attorney‑in‑fact for such Dealer; and (c) supply any omitted information and correct errors in any documents between Agent,  such Dealer, and, if applicable Lenders. This power of attorney and the other powers of attorney granted herein are irrevocable and coupled with an interest.

16.          Collection and Other Costs. In the event of a Default, Dealers shall pay to Agent, on behalf of itself and the other Lenders, on demand all reasonable attorneys’ fees and legal expenses and other costs and expenses incurred by Agent and Lenders in connection with establishing, perfecting, maintaining perfection of, protecting and enforcing its Lien on the Collateral and collecting any Obligations, or in connection with any modification of this Agreement, any Default or in connection with any action or proceeding for possession or under any receivership, assignment for benefit of creditors, bankruptcy or other insolvency laws (including, without limitation, filing a proof of claim, motion for stay of relief or monitoring such proceeding under any such laws to the full extent permitted under such law), involving a Dealer, any Guarantor or any Collateral. All fees, expenses, costs and other amounts described in this Section shall constitute Obligations, shall be secured by the Collateral and interest shall accrue thereon at the Default Rate.

17.          Information.

(a)          To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. When any Dealer opens an account, Agent will ask for the name(s), address(es), date(s) of birth, and other information that will allow Agent to identify each Dealer, and its owner(s) and Guarantor(s) as applicable. Agent may also ask to see driver’s licenses or other identifying documents related to each Dealer, and its owner(s) and Guarantors as applicable. Failure to comply with such requests will constitute a Default under the Agreement.

(b)          Each Dealer irrevocably authorizes Agent to investigate and make inquiries of former, current, or future creditors or other persons and credit bureaus regarding or relating to such Dealer (including, to the extent permitted by law, any holders of such Dealer’s Capital Securities). Agent and each Lender may provide to any Lender Affiliate or any third parties any financial, credit or other information regarding each Dealer (including, to the extent permitted by law, any holders of such Dealer’s Capital Securities) that Agent or such Lender may at any time possess, whether such information was supplied by any Dealer or otherwise obtained by such Agent or Lender. Further, each Dealer irrevocably authorizes and instructs any third parties (including without limitation, any Vendors or customers of Dealers) to provide to Agent any credit, financial or other information regarding a Dealer that such third parties may at any time possess.

18.          Amendments and Waivers.

(a)          No amendment or waiver of any provision of this Agreement or any Transaction Statement, and no consent with respect to any departure by any Dealer therefrom, shall be effective unless the same shall be in writing and signed by Agent, Required Lenders (or by Agent with the consent of Required Lenders), and the Dealers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby (or by Agent with the consent of all the Lenders directly affected thereby), in addition to Agent and Required Lenders (or by Agent with the consent of Required Lenders) and the Dealers, do any of the following:
(b)
(i)          increase or extend the Allocation of any Lender to make a Loan or otherwise finance any Collateral;

(ii)          postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to any one or more Lenders hereunder or under any Transaction Statement;

(iii)          reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein or in any Transaction Statement, or of any fees or other amounts payable hereunder or under any Transaction Statement;

(iv)          change the definition of Required Lenders;

(v)          amend any provision providing for consent or other action by all Lenders; or

(vi)          discharge any Dealer from its respective payment Obligations, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement;

it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

(c)          No amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any Transaction Statement.

(d)          Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Ratable Share or Allocation included in the determination of “Required Lenders”, pursuant to this Section 18) for any voting or consent rights under or with respect to any Loan Document, except that a Non-Funding Lender shall be treated as an “affected Lender” for purposes of Section 18(a) solely with respect to an increase in such Non-Funding Lender’s Allocation, a reduction of the principal amount owed to such Non-Funding Lender or, unless such Non-Funding Lender is treated the same as the other Lenders, a reduction in the interest rates applicable to the Loans funded by such Non-Funding Lender. Moreover, for the purposes of determining Required Lenders, the Allocation of any Non-Funding Lenders shall be excluded from the Aggregate Allocations.

19.          Termination. Unless sooner terminated as provided in this Agreement or by at least thirty (30) days prior written notice from any Dealer to Agent or from Agent, acting by itself or on behalf of the Required Lenders, to Dealers, the term of this Agreement shall be for one (1) year from the date hereof and from year to year thereafter; provided, however, that Agent, acting by itself or at the request of Required Lenders, may terminate the Agreement immediately by notice to any Dealer if any Dealer objects to any terms of any Transaction Statement, billing statement or written notice advising of Fees and Terms. Upon termination of the Agreement, all Obligations shall become immediately due and payable without notice or demand. Upon any termination, Dealers shall remain fully and jointly and severally liable to each Lender for all Obligations owed to such Lender arising prior to or after termination, and each Lender’s rights and remedies and security interest, if any, shall continue until all Obligations to such Lender are paid and all obligations of Dealers are performed in full. Except as specifically set forth in this Agreement, no provision of the Agreement shall be construed to obligate any Lender to make any advances. All waivers and indemnifications in Agent and each Lender’s favor set forth in this Agreement will survive any termination of this Agreement.

20.          Assignments and Participations; Binding Effect.

(a)          Binding Effect.  This Agreement shall become effective when it shall have been executed by the Dealers, Agent and the Lenders and when Agent shall have been notified by each Lender that such Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of Dealers, Agent and each Lender and, in each case, their respective successors and permitted assigns.  Except as expressly provided herein, no Dealer shall have the right to assign any rights or obligations hereunder or any interest herein.

(b)          Right to Assign.  Each Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of its Allocation and its rights and obligations with respect to any Loan pursuant to any Loan Document) to (i) any existing Lender, (ii) any Affiliate of any existing Lender  or (iii) any other person approved in writing by Agent; provided, however, that (A) for each Loan pursuant to this Agreement or any Loan Document, the aggregate outstanding principal amount (determined as of the effective date of the applicable assignment) of the Allocation subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate of any existing Lender, is of the assignor’s (together with its Affiliates) entire interest in such facility or is made with the prior consent of Agent, (B) such Sales shall be effective only upon the acknowledgement in writing of such Sale by Agent, (C) interest accrued prior to and through the date of any such Sale may not be assigned.

(c)          Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) below) shall execute and deliver to Agent an Assignment via an electronic settlement system designated by Agent (or, if previously agreed with Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Loan Document subject to such Sale, any tax forms required by the assignee to be delivered and payment of an assignment fee in the amount of $3,500 to Agent, unless waived or reduced by Agent; provided, that (i) if a Sale by a Lender is made to an Affiliate of such assigning Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Lender is made to an assignee that is not an Affiliate of such assignor Lender, and concurrently to one or more Affiliates of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with Section 20(b)(iii), upon Agent (and Dealers, if applicable) consenting to such Assignment, from and after the effective date specified in such Assignment, Agent shall record or cause the information contained in such Assignment to be recorded in a record of ownership kept by Agent.

(d)          Effectiveness.  Subject to the recording of an Assignment by Agent in a record of ownership, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under this Agreement and the applicable Transactions Statement have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for the payment in full of the Obligations) and be released from its obligations under this Agreement and the Transaction Statements, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

(e)          Participants and SPVs.  In addition to the other rights provided in this Section 20, each Lender may, without notice to or consent from Agent or the Dealers, sell participations to one or more Persons in or to all or a portion of its rights and obligations under this Agreement or any Loan Document; provided, however, that, whether as a result of any term of any Loan Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Lenders towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in Agent’s record of ownership, and in no case shall a participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in Section 18(a)(ii) and (iii) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in Section 18(a)(v).

21.          Agent

(a)          Appointment and Duties.

(i)          Each Lender hereby appoints CDF as Agent (together with any successor Agent pursuant to Section 21(i)) as Agent hereunder and authorizes Agent to (A) execute and deliver this Agreement and the any other Loan Documents and accept delivery thereof on its behalf from any Dealer, (B) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Loan Documents and (C) exercise such powers as are incidental thereto.

(ii)          Without limiting the generality of clause (i) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (A) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with any Loan Documents (including in bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with this Agreement or any other Loan Document is hereby authorized to make such payment to Agent, (B) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders with respect to any Obligation in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (C) act as collateral agent for each Lender for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (D) manage, supervise and otherwise deal with the Collateral, (E) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by this Agreement or the other Loan Documents, (F) except as may be otherwise specified in any Loan Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Loan Documents, applicable Law or otherwise and (G) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent, the Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Dealer with, and cash and cash equivalents held by, such Lender,  and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(iii)          Under this Agreement and the other Loan Documents, Agent (A) is acting solely on behalf of the Lenders , with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Agent”, the terms “agent”, “Agent” and “collateral agent” and similar terms in any Loan Document to refer to Agent, which terms are used for title purposes only, (B) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender or any other Person and (C) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (A) through (C) above.

(b)          Binding Effect.  Each Lender, by accepting the benefits of this Agreement and the other Loan Documents, agrees that (i) any action taken by Agent in accordance with the provisions of the Loan Documents, (ii) any action taken by Agent in reliance upon the instructions of Lenders and (iii) the exercise by Agent or of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Lenders.

(c)          Use of Discretion.

(i)          Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Lenders; provided, that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law.

(ii)          Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Dealer or Dealer Affiliate that is communicated to or obtained by Agent or any of its Affiliates in any capacity.

(iii)          Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Lenders or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, Agent in accordance with the Loan Documents for the benefit of all the Lenders; provided, that the foregoing shall not prohibit (A) Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents or (B) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Dealer under any bankruptcy or other debtor relief law; and provided further that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then the Lenders shall have the rights otherwise ascribed to Agent under Section 14.

(d)          Delegation of Rights and Duties. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender).  Any such Person shall benefit from this Section 21 to the extent provided by Agent.

(e)          Reliance and Liability.

(i)          Agent may, without incurring any liability hereunder, (A) consult with any of its Related Persons (including advisors to, and accountants and experts engaged by, any Dealer) and (B) rely and act upon any document and information (including those transmitted by electronic transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(ii)          None of Agent and its Affiliates shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and each Dealer hereby waive and shall not assert (and each Dealer shall cause each other Dealer to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, Agent:

(A)          shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of Agent, when acting on behalf of Agent);

(B)          shall not be responsible to any Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(C)          makes no warranty or representation, and shall not be responsible, to any Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Dealer or any Related Person of any Dealer in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Dealer, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by Agent in connection with the Loan Documents;

(D)          shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Dealer or as to the existence or continuation or possible occurrence or continuation of any Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from any Dealer, any Lender describing such Default clearly labeled “notice of default” (in which case Agent shall promptly give notice of such receipt to all Lenders);

For each of the items set forth in clauses (A) through (D) above, each Lender and each Dealer hereby waives and agrees not to assert (and each Dealer shall cause each other Dealer to waive and agree not to assert) any right, claim or cause of action it might have against Agent based thereon.

(iii)          Each Lender (A) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Lenders and (B) agrees that is shall not rely on any audit or other report provided by Agent or its Related Persons (an “Agent Report”).  Each Lender further acknowledges that any Agent Report (1) is provided to the Lenders solely as a courtesy, without consideration, and based upon the understanding that such Lender will not rely on such Agent Report, (2) was prepared by Agent or its Related Persons based upon information provided by the Lenders solely for Agent’s own internal use, and (3) may not be complete and may not reflect all information and findings obtained by Agent or its Related Persons regarding the operations and condition of the Lenders.  Neither Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (w) any existing or proposed financing, (x) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (y) the scope or adequacy of Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (z) any work performed by Agent or Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(iv)          Neither Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Lender’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report.  Each Lender releases, and agrees that it will not assert, any claim against Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Lender arising out of such Lender’s access to any Agent Report or any discussion of its contents.

(f)          Agent Individually.  Agent and its Affiliates may make loans and other extensions of credit to, acquire stock and stock equivalents of, engage in any kind of business with, any Dealer or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the term “Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, Agent or such Affiliate, as the case may be, in its individual capacity as Lender.

(g)          Lender Credit Decision.  Each Lender acknowledges that it shall, independently and without reliance upon Agent, any Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Dealer and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by Agent to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Dealer or any Affiliate of any Dealer that may come in to the possession of Agent or any of its Related Persons.

(h)          Expenses; Indemnities; Withholding.

(i)          Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Dealer) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and other expenses paid in the name of, or on behalf of, any Dealer) that may be incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(ii)          Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Dealer), severally and ratably, from and against Liabilities (including, to the extent not indemnified by Dealer pursuant to this Agreement or any other Loan Document, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

(iii)          To the extent required by any applicable Law, Agent may withhold from any payment to any Lender under a Loan Document an amount equal to any applicable withholding tax.  If the IRS or any other governmental authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding tax with respect to a particular type of payment, or because such Lender failed to notify Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), or Agent reasonably determines that it was required to withhold taxes from a prior payment but failed to do so, such Lender shall promptly indemnify Agent fully for all amounts paid, directly or indirectly, by such Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender pursuant to this Agreement or any other Loan Document.

(i)          Release of Collateral or Guarantors.  Each Lender hereby consents to the release and hereby directs Agent to release (or, in the case of clause (B) below, release or subordinate) the any Lien held by Agent for the benefit of the Lenders against (A) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Dealer in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), (B) any property subject to a Lien permitted as a “purchase money security interest” hereunder or under any other Loan Document, and (C) all of the Collateral and all Lenders, upon (1) termination of this Agreement, (2) payment and satisfaction in full of all Loans and all other Obligations under the Loan Documents that Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (3) deposit of cash collateral with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to Agent and each Lender that is, or may be, owed such Obligations (excluding contingent Obligations as to which no claim has been asserted) and (4) to the extent requested by Agent, receipt by Agent and the Lenders of liability releases from the Lenders each in form and substance acceptable to Agent.

22.          Notices.  Except as required by law or as otherwise provided herein, all notices or other communications to be given under the Agreement or under the UCC shall be in writing served either personally, by overnight courier, or by U.S. mail, addressed, as applicable, to (a) Dealers at their chief executive office at 6275 Lanier Islands Parkway, Buford, Georgia 30518, to the attention of Austin Singleton, or to any office to which Agent sends billing statements, (b) to Agent at 10 S. Wacker Drive, 20th Floor, Chicago, Illinois 60606, to the attention of its Credit Department, (c) to any Lender at the address such Lender shall designate in the Loan Documents, or (d) at such other address designated by such party by notice to the other. Any such communication shall be deemed to have been given upon delivery in the case of personal delivery, one Business Day after deposit with an overnight courier or two (2) calendar days after deposit in the U.S. mail, except that any notice of change of address shall not be effective until actually received.

23.          Severability. Except as set forth in Sections 27(e) and 27(k) of this Agreement, if any provision of this Agreement or its application is invalid or unenforceable, the remainder of this Agreement will not be impaired or affected and will remain binding and enforceable.

24.          Miscellaneous. Time is of the essence regarding Dealers’ performance of its obligations to Agent and Lenders. If Agent is the sole Lender, Agent may accept this Agreement by issuance of an approval to a Vendor for the purchase of inventory by Dealer or by making an advance hereunder. Each Dealer’s liability to Agent and Lenders is direct and unconditional and will not be affected by the release or nonperfection of any security interest granted hereunder. Subject to the consent of each Lender, Agent may refrain from or postpone enforcement of this Agreement or any other agreements between Agent and a Dealer without prejudice, and the failure to strictly enforce these agreements will not create a course of dealing which waives, amends or modifies such agreements. Any waiver by Agent of a Default shall only be effective if approved by Lenders pursuant to Section 18(a) and transmitted to a Dealer in a writing signed by Agent. The express terms of this Agreement will not be modified by any course of dealing, usage of trade, or custom of trade which may deviate from the terms hereof. If a Dealer fails to pay any taxes, fees or other obligations which may impair Agent's or any Lender’s interest in the Collateral, or fails to keep any Collateral insured, Agent, on behalf of itself and the other Lenders, may, but shall not be required to, pay such amounts. Such paid amounts, other than amounts with regard to insuring the Collateral, will be: (a) additional Obligations which Dealers owe under this Agreement, which are subject to finance charges as provided herein and shall be secured by the Collateral; and (b) due and payable immediately in full. Section titles used herein are for convenience only, and do not define or limit the contents of any section. All words used herein shall be understood and construed to be of such number and gender as the circumstances may require. This Agreement may be validly executed in one or more multiple counterpart signature pages. Notwithstanding anything herein to the contrary, Agent and Lenders may rely on any facsimile copy, electronic data transmission, or electronic data storage of: this Agreement, any Transaction Statement, billing statement, financing statement, authorization to pre-file financing statements, invoice from a Vendor, financial statements or other reports, which will be deemed an original, and the best evidence thereof for all purposes. This Agreement shall be construed without presumption for or against any party who drafted all or any portion of this Agreement. No modification of this Agreement shall bind Agent or Lenders unless in a writing signed by Agent and each Lender (or by Agent with the consent of each Lender) and transmitted to Dealer. Among other symbols, Agent hereby adopts “Wells Fargo Commercial Distribution Finance, LLC,” “Wells Fargo Commercial Distribution Finance,” “WFCDF,” “CDF” or “ Agent” as evidence of its intent to authenticate a record in its capacity as Agent.

25.          List of Dealers. The following persons are parties to this Agreement as Dealers:

DEALER NAME	TYPE OF ENTITY	JURISDICTION
Legendary Assets & Operations, LLC	Limited liability company	FL
Singleton Assets & Operations, LLC	Limited liability company	GA
South Florida Assets & Operations, LLC	Limited liability company	FL
Midwest Assets & Operations, LLC	Limited liability company	DE
South Shore Lake Erie Assets & Operations, LLC	Limited liability company	DE
Bosun’s Assets & Operations, LLC	Limited Liability Company	DE

26.          Limitation of Remedies and Damages.  In the event there is any dispute under this Agreement, the aggrieved party shall not be entitled to exemplary or punitive damages so that the aggrieved party's remedy in connection with any action arising under or in any way related to this Agreement shall be limited to a breach of contract action and any damages in connection therewith are limited to actual and direct damages, except that Agent may seek equitable relief in connection with any judicial repossession of, or temporary restraining order with respect to, the Collateral.

27.          BINDING ARBITRATION.

THIS SECTION CONTAINS A BINDING ARBITRATION CLAUSE THAT MAY AFFECT HOW YOU RESOLVE DISPUTES.

(a)          Arbitrable Claims. This Agreement concerns transactions involving commerce among the several states. The Federal Arbitration Act, Title 9 U.S.C. Sections 1 et seq., as amended (“FAA”) shall govern all arbitration(s) and confirmation proceedings hereunder. Except as otherwise specified below, all actions, disputes, claims and controversies under common law, statutory law or in equity of any type or nature whatsoever, whether arising before or after the date of this Agreement, and whether directly or indirectly relating to: (i) this Agreement and/or any amendments and addenda hereto, or the breach, invalidity or termination hereof; (ii) any previous or subsequent agreement between Agent and any one or more Lenders and/or any one or more Dealers; (iii) any act committed by Agent or by any parent company, subsidiary or affiliated company of Agent (the “Agent Companies”), or by any employee, agent, officer or director of an Agent Company, whether or not arising within the scope and course of employment or other contractual representation of the Agent Companies, provided that such act arises under a relationship, transaction or dealing between Agent and any one or more Lenders and/or any one or more Dealers; and/or (iv) any other relationship, transaction or dealing between or among Agent and any one or more Lenders and/or and any one or more Dealers (collectively the “Disputes”), will be subject to and resolved by binding arbitration. The arbitrator(s) shall decide whether the parties have agreed to arbitrate, whether this binding arbitration section covers, the particular Dispute between the parties. Notwithstanding the foregoing, “Disputes” does not include any dispute or controversy about the validity or enforceability of this Binding Arbitration provision or any part thereof (including, without limitation, the Class Action Waiver set forth below and/or this sentence); all such disputes or controversies are for a court and not an arbitrator to decide. However, any dispute or controversy that concerns the validity or enforceability of the Agreement as a whole is for the arbitrator, not a court, to decide. For the avoidance of doubt, if there is any conflict or inconsistency between this Binding Arbitration provision and any other arbitration provision in any previous or subsequent agreement between Agent and any one or more Lenders and/or any one or more Dealers (other than a subsequently executed Inventory Financing Agreement), the parties agree this Binding Arbitration provision shall control and supersede any such other arbitration provision. Moreover, the parties agree that either party may pursue individual claims against the other that do not exceed $75,000.00 in the aggregate through litigation as set forth hereafter. Service of arbitration claims, arbitration pleadings and confirmation pleadings or motions shall be effective if made by U.S. mail or overnight delivery to the address for the party described herein. Any change of address for purposes of service must be served by written notification to the other party at the address listed in this Agreement. The parties also agree that service on a party’s registered agent in the state where the party is organized is proper and effective service on that party.

(b)          Body. All arbitration hereunder will be conducted with either: (i) The American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules; (ii) United States Arbitration & Mediation (“USA&M”) pursuant to its Consolidated Arbitration Rules; or (iii) JAMS pursuant to its Streamlined Arbitration Rules & Procedures (exclusive in each case of any rules regarding class action proceedings which are prohibited hereunder). The party first filing an arbitration claim shall designate which arbitration forum and rules are to be applied for all Disputes between the parties. The arbitration rules are currently found at www.adr.org for AAA, at www.usam-midwest.com for USA&M and at jamsadr.com for JAMS. AAA claims may be filed in any AAA office. Claims filed with USA&M shall be filed in its Midwest office located at 720 Olive Street, Suite 2020, St. Louis, Missouri 63101. Claims filed with JAMS shall be filed in its Chicago office located at 71 S. Wacker Drive, Suite 3090, Chicago, Illinois 60606. If neither AAA, USA&M nor JAMS is willing or able to serve as the arbitration administrator, and the parties are unable to agree upon a substitute arbitrator, then the arbitrator will be selected by the court. All arbitrator(s) selected shall be attorneys with at least five (5) years’ experience in either secured transactions, bankruptcy or creditor’s rights. All arbitrations shall be conducted by one arbitrator except as specifically set forth below or unless all parties agree otherwise. For all individual claims exceeding $2,000,000.00, exclusive of interest, costs and attorney’s fees, a party may demand that the arbitration be conducted by a panel of three (3) arbitrators instead of one arbitrator; provided, that the requesting party shall pay all costs and arbitrator compensation associated with the additional two arbitrators. The parties shall select the arbitrator(s) using the procedures set forth in the arbitration rules of the applicable arbitral forum. The arbitrator(s) shall decide if any inconsistency exists between the rules of the applicable arbitral forum and the arbitration provisions contained herein. If such inconsistency exists, the arbitration provisions contained herein shall control and supersede such rules. The arbitrator(s) shall follow the terms of this Agreement and the applicable law, including without limitation, the attorney-client privilege and the attorney work product doctrine.

(c)          Hearings. The parties desire to resolve any Disputes that may arise in the most efficient and cost-effective manner. With this desire in mind, each party hereby consents to a documentary hearing for all arbitration claims by submitting the Dispute to the arbitrator(s) by written briefs and affidavits, along with relevant documents. However, arbitration claims will be submitted by way of an oral hearing if any party submits a written request for an oral hearing within forty (40) days after service of the claim and that party remits the appropriate deposit for their assessed share of the increased costs, fees and arbitrator compensation (as decided and billed by the administrator) that result from an oral hearing within ten (10) days of when those fees are due. Each party agrees that failure to timely pay all fees and arbitrator compensation billed to the party requesting the oral hearing will be deemed such party’s consent to submitting the Dispute to the arbitrator(s) on documents and such party’s waiver of its request for an oral hearing. If a party shall demonstrate through affidavits, financial statements and tax returns produced to the arbitrator and other parties that it does not have the ability to pay the fees and arbitrator compensation, that party may request that the fees and arbitrator compensation be waived and assessed after a decision is rendered. The site of all oral arbitration hearings will be in the Division of the Federal Judicial District in which the designated arbitration association maintains a regional office that is closest to Dealer or in Chicago, Illinois.

(d)          Discovery. In an effort to reduce costs for all parties and except as otherwise provided, the use of interrogatories, requests for admission, requests for the production of documents or the taking of depositions shall not be permitted. Instead, the parties agree that in any arbitration proceeding commenced hereunder, they shall engage in a limited exchange of information and documents as follows: (i) no later than sixty (60) days after the filing and service of a claim for arbitration, the parties in contested cases shall exchange detailed statements setting forth the facts supporting the claim(s) and all defenses to be raised during the arbitration, and a list of all exhibits and witnesses; (ii) upon request, a party shall provide a summary of the proposed testimony of any witness within fourteen (14) days of the request; (iii) in cases of extraordinary circumstances and for good cause shown, the arbitrator(s) may allow a party to make a limited request for production of documents; (iv) no later than twenty-one (21) days prior to the oral arbitration hearing, the parties will exchange a final list of all exhibits and all witnesses, including any designation of any expert witness(es) together with a summary of their testimony; a copy of all documents and a detailed description of any property to be introduced at the hearing; (v) in the event a party designates any expert witness(es), the following will apply: (A) all information and documents relied upon by the expert witness(es) will be delivered to the opposing party; (B) the opposing party will be permitted to depose the expert witness(es); (C) the opposing party will be permitted to designate rebuttal expert witness(es); and (D) the arbitration hearing will be continued to the earliest possible date that enables the foregoing limited discovery to be accomplished; (vi) in cases where the amount of the individual Dispute or any individual counterclaim is in excess of $2,000,000.00, exclusive of interest, costs and attorney’s fees, the parties agree that the following additional discovery and motion practice shall be permitted: (A) up to three depositions per side with each lasting no more than seven hours; and (B) dispositive motions including, but not limited to, motions for summary judgment; the arbitrator shall be authorized to rule on any dispositive motion filed. The arbitrator shall have the power to resolve any Disputes with regard to the above limited exchange of information and documents.

(e)          EXEMPLARY OR PUNITIVE DAMAGES.  THE PARTIES HERETO AGREE THAT BY ENTERING INTO THIS AGREEMENT, EACH PARTY WAIVES THEIR RIGHT TO SEEK EXEMPLARY OR PUNITIVE DAMAGES AND FURTHER AGREE THAT THE ARBITRATOR(S) SHALL NOT HAVE THE AUTHORITY TO AWARD EXEMPLARY OR PUNITIVE DAMAGES TO ANY PARTY. IF THIS SPECIFIC PROVISION IS FOUND TO BE INVALID OR UNENFORCEABLE, THEN THE ENTIRETY OF THIS BINDING ARBITRATION SECTION SHALL BE NULL AND VOID WITH RESPECT TO SUCH PROCEEDING, SUBJECT TO THE RIGHT TO APPEAL THE LIMITATION OR INVALIDATION OF THIS PROVISION.

(f)          Confidentiality/Confirmation of Awards.  All arbitration proceedings, including testimony or evidence at hearings, will be kept confidential, although any award or order rendered by the arbitrator(s) pursuant to the terms of this Agreement may be confirmed as a judgment or order in any state or federal court of competent jurisdiction as set forth hereinbelow and pursuant to the FAA.

(g)          Prejudgment and Provisional Remedies.  Notwithstanding the foregoing, any party may file, in a court of competent jurisdiction, an action for bankruptcy, receivership, injunction, repossession, replevin, claim and delivery, sequestration, seizure, attachment, foreclosure, and/or any other prejudgment or provisional action or remedy relating to any Collateral or to preserve a party’s assets for any current or future debt owed by either party to the other. The purpose of such action or remedy is solely the protection of a party’s rights, to maintain the status quo pending the confirmation of any award arising in arbitration or for possession of Collateral and not for the award of money damages. Arbitration shall be the sole action and remedy for a party to recover money damages, except as otherwise provided herein. The filing of any such action or remedy shall not waive any party’s right to compel arbitration of any Dispute.

(h)          Attorneys’ Fees. The arbitrator(s) shall have the authority to award all attorney’s fees, interest charges and expenses as set forth in this Agreement, in accordance with applicable law, including, but not limited to, the following events: (i) any party brings any other action for judicial relief with respect to any Dispute, the arbitrator(s) shall have the authority to award all costs and expenses (including attorneys’ fees) incurred to stay or dismiss such action and remove or refer such Dispute to arbitration; (ii) any party brings or appeals an action to vacate or modify an arbitration award, the arbitrator(s) shall have the authority to award all costs and expenses(including attorneys’ fees) incurred in defending such action; and/or (iii) any party sues the other party or institutes any arbitration claim or counterclaim against the other party, the arbitrator(s) shall have the authority to award all costs and expenses (including attorneys’ fees) incurred in the course of defending such action or proceeding.

(i)          Limitations.  Any arbitration proceeding must be instituted: (i) with respect to any Dispute for the collection of any debt owed by either party to the other, within two (2) years after the date the last payment by or on behalf of the payor was received and applied in respect of such debt by the payee; and (ii) with respect to any other Dispute, within two (2) years after the date the incident giving rise thereto occurred, whether or not any damage was sustained or capable of ascertainment or either party knew of such incident. Failure to institute an arbitration proceeding within such period will constitute an absolute bar and waiver to the institution of any proceeding, whether arbitration or a court proceeding, with respect to such Dispute. Notwithstanding the foregoing, this limitations provision will be suspended temporarily as of the date any of the following events occur and will not resume until the date following the date either party is no longer subject to (A) bankruptcy, (B) receivership, (C) any proceeding regarding an assignment for the benefit of creditors, or (D) any legal proceeding, civil or criminal, that prohibits either party from foreclosing any interest it might have in the collateral of the other party.

(j)          Survival After Termination.  The agreement to arbitrate will survive the termination of this Agreement.

(k)          CLASS ACTION WAIVER. THE PARTIES HERETO AGREE THAT BY ENTERING INTO THIS AGREEMENT, EACH PARTY WAIVES ITS RIGHT TO PARTICIPATE IN A CLASS ACTION, PRIVATE ATTORNEY GENERAL ACTION OR OTHER REPRESENTATIVE ACTION AGAINST THE OTHER IN A COURT OR IN ARBITRATION. THE PARTIES FURTHER AGREE THAT EACH MAY BRING DISPUTES AGAINST EACH OTHER ONLY IN THEIR INDIVIDUAL CAPACITY AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS OR REPRESENTATIVE PROCEEDING. Further, unless both Dealers and Agent agree otherwise, arbitration claims may not be joined or consolidated in the arbitration proceeding. In no event shall the arbitrator have authority to preside over any form of representative or class proceeding or to issue any relief that applies to any person or entity other than Dealers and/or Agent individually. If this Class Action Waiver is found to be invalid or unenforceable in whole or in part, then the entirety of this Binding Arbitration section (except for this sentence) shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver.

28.          Multiple Dealers; Joint and Several Liability.

(a)          All Loans and advances by Lenders to any Dealer and all other Obligations of any Dealer shall constitute one general obligation of all of the Dealers. Notwithstanding anything herein to the contrary, the Dealers shall be primarily and jointly and severally liable for all Obligations of any Dealer under this Agreement and any other Loan Document. Notwithstanding the foregoing, if and to the extent a Dealer is deemed to be a guarantor of another Dealer hereunder, such Dealer’s liability for any credit extended to or for the benefit of such other Dealer shall be deemed to be a guaranty of payment and performance, and not merely a guaranty of collection. To the fullest extent permitted by law, each Dealer hereby waives promptness, diligence, notice of acceptance, and any other notices of any nature whatsoever with respect to any of the Obligations, and any requirement that Agent protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any other Dealer, any Guarantor, any other person or any Collateral. Each Dealer agrees that any rights of subrogation, indemnification, reimbursement or any similar rights it may have against any other Dealer with respect to its liability hereunder or otherwise, whether such rights arise under an express or implied contract or by operation of law, shall be subject, junior and subordinate in all respect to all Obligations of such Dealer under this Agreement and any other Loan Document and that the enforcement of such rights shall be stayed until such time as the Dealers shall have indefeasibly paid in full all of the Obligations and neither Agent nor any Lender shall be under any duty to make a Loan to or for the benefit of any Dealer. The liability of each Dealer shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or in any other term of, any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any other agreement between or among Agent, Dealers and, if applicable, Lenders (ii) any exchange, release or non-perfection of any Collateral or any release or amendment or waiver of or consent to departure from any other guaranty or any release of any Guarantor or any other person liable in whole or in part for all or any of the Obligations, (iii) the disallowance or avoidance of all or any portion the claim(s) of Agent or any Lender for repayment of the Obligations of any Guarantor to Agent or any interest of Agent or any Lender in any security for such Obligations, or (iv) any other circumstance which might otherwise constitute a defense available to, or discharge of, a Dealer or a Guarantor or any other surety.

(b)          Each Dealer (each, a “Principal”) hereby appoints each other Dealer (each, a “Dealer Representative”) as the Principal’s agent and attorney-in-fact (i) to take any action, (ii) to execute any document or instrument, (iii) to consent or agree to any amendment or other modification of this Agreement and/or any other agreements between or among any one or more of the Dealers and Lender and/or any waiver of or departure from any of the terms hereof or thereof, (iv) to perform any Obligation of the Principal, and (v) to give or receive any notice by or to any Dealer hereunder or thereunder; and in each case without regard to whether any such action is done in the name of an Dealer Representative or a Principal and, if done in the name of an Dealer Representative, without regard to whether such Dealer Representative’s capacity as agent or attorney-in-fact is so designated. Without limiting the generality of the foregoing, an Dealer Representative may request extensions of credit to or on behalf of any one or more of the Dealers and/or incur any other Obligations for the account of any one or more of the Dealers, and in any such event all of the Dealers shall be fully and jointly and severally bound by and liable for the actions of such Dealer Representative. Lender shall be entitled to rely absolutely and without duty of inquiry or investigation upon any agreement, request, communication or other notice given by an Dealer Representative under this Agreement and/or any other agreements between or among any one or more of the Dealers and Lender (including without limitation, any request by an Dealer Representative to make credit extensions to or on behalf of itself and/or any one or more other Dealers) until three (3) Business Days after Lender shall have received written notice from each Principal of the revocation of this agency and power of attorney, which revocation shall constitute a Default.

29.          Governing Law.  All Disputes will be governed by, and construed in accordance with, the laws of Illinois without regard to the conflict of law rules, except to the extent inconsistent with the provisions of the FAA, which will control and govern all arbitration proceedings hereunder.

30.          WAIVER OF RIGHT TO JURY TRIAL.  ANY PROCEEDING WITH RESPECT TO ANY DISPUTE THAT IS TRIED IN COURT, INCLUDING ANY DISPUTE TRIED IN COURT AS A RESULT OF ANY PORTION OF THE AGREEMENT TO ARBITRATE BEING FOUND TO BE UNENFORCEABLE, INVALID, OR WAIVED BY THE PARTIES, WILL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE WITHOUT A JURY. THE PARTIES HERETO WAIVE ANY RIGHT TO A JURY TRIAL IN ANY SUCH PROCEEDING.

31.          JURISDICTION AND VENUE.  Each party submits to, consents to, and accepts the following courts’ personal jurisdiction over the party and the selection of such courts as the exclusive forum for all litigation:

(a)          Confirming, Vacating, Modifying or Correcting Awards.  All litigation regarding confirming, vacating, modifying or correcting an arbitration award shall be brought exclusively in (i) any state or federal court of competent jurisdiction within the federal judicial district which includes the residence of the party against whom such award or order was entered, or (ii) in the United States District Court for the Northern District of Illinois, or (iii) in the Circuit Court of Cook County, Illinois.

(b)          Prejudgment and Provisional Remedies.  All litigation regarding Prejudgment and Provisional remedies shall be brought exclusively in any court (i) where any Dealer is located, (ii) where the Collateral is located, (iii) the United States District Court for the Northern District of Illinois, or (iv) the Circuit Court of Cook County, Illinois.

(c)          All Other Disputes.  Any other legal proceeding with respect to any Dispute that is not otherwise subject to arbitration, either because the agreement to arbitrate is found to be unenforceable, is found to be invalid, or is waived by the parties, shall be brought exclusively in the United States District Court for the Northern District of Illinois or the Circuit Court of Cook County, Illinois.

32.          INTERCREDITOR AGREEMENT.  The Liens granted to Agent on behalf of Lenders pursuant to this Agreement and any other Loan Document and the exercise of any right or remedy by Agent or Lenders hereunder are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement with respect to such Liens, the terms of the Intercreditor Agreement shall govern.

33.          RESTATEMENT.  This Agreement amends and restates the Existing IFA in its entirety and all obligations, of every type or nature, of Dealers or any Dealer under the Existing IFA are ratified and confirmed by Dealers as though all of such obligations arose under this Agreement.

[Remainder of this page left intentionally blank]

THIS CONTRACT CONTAINS BINDING ARBITRATION, CLASS ACTION WAIVER, JURY WAIVER, PUNITIVE DAMAGE WAIVER AND OTHER PROVISIONS THAT LIMIT DEALERS’ RIGHTS. EACH DEALER HAS READ THE TERMS AND CONDITIONS OF THIS CONTRACT AND KNOWINGLY AND VOLUNTARILY AGREES THERETO.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

ONE WATER MARINE HOLDINGS, LLC

By:  /s/ Philip Austin Singleton, Jr
Name: Philip Austin Singleton, Jr.
Title: Chief Executive Officer

LEGENDARY ASSETS & OPERATIONS, LLC,
SINGLETON ASSETS & OPERATIONS, LLC,
SOUTH FLORIDA ASSETS & OPERATIONS, LLC, and
651 S FEDERAL HIGHWAY, LLC

By:  /s/ Philip Austin Singleton, Jr
Name: Philip Austin Singleton, Jr.
Title: Manager

ONE WATER ASSETS & OPERATIONS, LLC,
SOUTH SHORE LAKE ERIE ASSETS & OPERATIONS, LLC, and
BOSUN’S ASSETS & OPERATIONS, LLC

By: /s/ Philip Austin Singleton, Jr
Name: Philip Austin Singleton, Jr.
Title: Chief Executive Officer

MIDWEST ASSETS & OPERATIONS, LLC

By: One Water Assets & Operations, LLC, its Manager

By: /s/ Philip Austin Singleton, Jr
Name: Philip Austin Singleton, Jr.
Title: Chief Executive Officer

SUNDANCE LAUDERDALE REALTY, INC.

By: /s/ Philip Austin Singleton, Jr
Name: Philip Austin Singleton, Jr.
Title: President

WELLS FARGO COMMERCIAL DISTRIBUTION FINANCE, LLC
as Agent and Lender

By: /s/ Thomas M. Adamski
Name: Thomas M. Adamski
Title: VP Credit Lender
[Signature Page to 4th A&R IFA]

UNITED COMMUNITY BANK as Lender

By:	/s/ David L. Shelnutt
Print Name:	David L. Shelnutt
Title:	SVP

[Signature Page to 4th A&R IFA]

STERLING NATIONAL BANK as Lender

By:	/s/ Jeffrey E. Peck
Name:	Jeffrey E. Peck
Title:	Vice President

[Signature Page to 4th A&R IFA]

HANCOCK BANK as Lender

By:	/s/ Jennifer Henry
Name:	Jennifer Henry
Title:	Senior Vice President

[Signature Page to 4th A&R IFA]

RENASANT BANK as Lender

By:	/s/ Paul K. Walker
Name:	Paul K. Walker
Title:	SVP

[Signature Page to 4th A&R IFA]

COMPASS BANK as Lender

By:	/s/ John Whittenburg
Name:	John Whittenburg
Title:	SVP

[Signature Page to 4th A&R IFA]

IBERIA BANK as Lender

By:	/s/ Donald W. Dobbins, Jr.
Name:	Donald W. Dobbins, Jr.
Title:	SVP

[Signature Page to 4th A&R IFA]

ROCKLAND TRUST COMPANY as Lender

By:	/s/ Thomas Meehan
Name:	Thomas Meehan
Title:	Vice President

[Signature Page to 4th A&R IFA]

CENTENNIAL BANK as Lender

By:	/s/ Stephen Tipton
Name:	Stephen Tipton
Title:	Chief Operating Officer

[Signature Page to 4th A&R IFA]

SCHEDULE 1

Lender’s Allocations and Ratable Share

Lender	Ratable Share	Allocation
CDF	34.188034188%	$100,000,000
Sterling National Bank	6.837606838%	$20,000,000
United Community Bank	8.547008547%	$25,000,000
Hancock Bank	10.256410256%	$30,000,000
Renasant Bank	5.982905983%	$17,500,000
Compass Bank	15.384615385%	$45,000,000
Iberia Bank	5.128205128%	$15,000,000
Rockland Trust Company	6.837606838%	$20,000,000
Centennial Bank	6.837606838%	$20,000,000
Aggregate Allocations		$292,500,000.00

SCHEDULE 2

Wire Instructions

CDF for immediate use at close and thereafter:

For use by United Community Bank
Bank Address:          Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Sterling National Bank
Bank Address:          Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Hancock Bank
Bank Address:          Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Renasant Bank
Bank Address:          Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Compass Bank
Bank Address:          Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Iberia Bank
Bank Address:   Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Rockland Trust Company
Bank Address:   Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Centennial Bank
Bank Address:   Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Renasant Bank
Bank Address:          Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

For use by Compass Bank
Bank Address:          Wells Fargo Bank, N.A., 420 Montgomery Street San Francisco, CA 94104
Account Name:
Wire/ACH ABA #:
Account No.:
Reference:

ACKNOWLEDGMENT AND AGREEMENT OF GUARANTORS

The undersigned Guarantors (collectively, the “Guarantors”, and each a “Guarantor”) of Dealers’ Liabilities (as defined in each Guaranty), pursuant to (i) that certain Fifth Amended and Restated Collateralized Guaranty dated June 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Holdings Guaranty”), by One Water Marine Holdings, LLC for the benefit of Wells Fargo Commercial Distribution Finance, LLC (“Agent”), (ii) that certain Third Amended and Restated Collateralized Guaranty dated June 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Parent Guaranty”), by One Water Assets & Operations, LLC for the benefit of Agent, and (iii) that certain Third Amended and Restated Collateralized Guaranty dated June 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Sundance Guaranty”), by Sundance Lauderdale Realty, Inc. for the benefit of Agent, (iv) that certain Third Amended and Restated Guaranty dated June 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Singleton Guaranty”), by Phillip Austin Singleton, Jr for the benefit of Agent, and (v) that certain Third Amended and Restated Guaranty dated June 14, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Aisquith Guaranty,” and together with the Holdings Guaranty, Parent Guaranty, Sundance Guaranty and Singleton Guaranty, each a “Guaranty”), by Anthony Aisquith for the benefit of Agent, each hereby ratify and confirm its respective Guaranty and each other Loan Document executed by itself in all respects, consents to the terms and execution of the foregoing Agreement, and acknowledges that Agent may amend, restate, extend, renew or otherwise modify the foregoing Agreement and any indebtedness or agreement of Dealers, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of any Guarantor and without impairing the liability of each Guarantor under its Guaranty. Each Guarantor represents to and covenants with Agent and the Lenders that it has no defense, claim, right of recoupment or right of offset against Agent, the Lenders, or both under the respective Guaranty.

[Remainder of this page left intentionally blank]

[Guarantor Acknowledgement – 4th A&R IFA]

Guarantor:

/s/ Philip Austin Singleton, Jr.
Philip Austin Singleton, Jr., individually

Guarantor:

/s/ Anthony Aisquith
Anthony Aisquith, individually

[Signature Page to Guarantor Acknowledgement – 4th A&R IFA]